SCHEDULE 14A INFORMATION

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Allegheny Energy, Inc.

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Allegheny Energy	Notice of Annual Meeting of Stockholders to be held on May 21, 2009 and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 20, 2009

Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on Thursday, May 21, 2009, at 9:30 a.m. at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

This booklet includes the notice of the annual meeting and proxy statement. The proxy statement describes the business we will conduct at the meeting and provides information about us that you should consider when you vote your shares. The first three items of business are:

1)	the election of ten members named in the attached proxy statement to your Board of Directors (the “Board”);

2)	the ratification of our independent auditor; and

3)	the approval of the Company’s Annual Incentive Plan as required by Section 162(m) of the Internal Revenue Code.

Your Board recommends that you vote FOR Items 1, 2 and 3. In addition, there is one stockholder proposal. Your Board recommends that you vote AGAINST this stockholder proposal, which is Item 4.

Your vote is important. We hope that you will vote on the matters to be considered by following the instructions on the enclosed proxy card. If your shares are held by a bank, broker or other holder of record, please refer to the instructions provided by that holder of record to vote your shares. Whether you choose to vote in person at the meeting or by telephone, Internet or mail, your response is greatly appreciated.

Sincerely,

Paul J. Evanson Chairman, President and Chief Executive Officer

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 20, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will hold its annual meeting of stockholders at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, on May 21, 2009, at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

1)	To elect ten directors named in the attached proxy statement to hold office until the Company’s 2010 annual meeting and until their successors are duly elected and qualify;

2)	To ratify the appointment of the Company’s independent auditor;

3)	To approve the Company’s Annual Incentive Plan as required by Section 162(m) of the Internal Revenue Code;

4)	If properly presented, to consider one stockholder proposal; and

5)	To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 5, 2009 will be entitled to vote at the meeting.

By Order of the Board of Directors,

David M. Feinberg Vice President, General Counsel and Secretary

PROXY STATEMENT

Proxies in the form enclosed are being solicited by the Board of Directors (the “Board”) of Allegheny Energy, Inc. (the “Company,” “we,” “us,” or “our”) for the annual meeting of stockholders to be held on May 21, 2009 at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, at 9:30 a.m., Eastern Daylight Savings Time.

The proxy card provided to each of our stockholders covers the total number of shares of our common stock, par value $1.25 per share, registered in his or her name. The proxy card provided to our employees also will include the shares of our common stock held for their respective accounts in our Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to us, by submission of another proxy bearing a later date or by voting in person at the annual meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending our annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked. If your shares are held by a bank, broker or other holder of record, please refer to the instructions provided by that holder of record to vote your shares.

At the close of business on March 5, 2009, which is the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting, there were 169,376,994 outstanding shares of our common stock. Each outstanding share of our common stock is entitled to one vote.

Elections for our directors are subject to cumulative voting. This means that for the election of directors, each holder entitled to vote is entitled to as many votes as equals the number of shares of our common stock held by the holder, multiplied by the number of directors to be elected. A holder may cast all of these votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. If you wish to cumulate your votes in this manner, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Unless you indicate otherwise, a vote for the nominees of your Board will give the proxy holders discretionary authority to cumulate all votes to which you are entitled and to allocate them in favor of any one or more of the nominees as the proxy holders determine, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of votes cast in an uncontested election, Maryland law provides that the director would continue to serve on your Board as a “holdover director.” However, under our bylaws, any nominee for election as a director in an uncontested election at the meeting of stockholders who fails to receive a Majority Vote is obligated to tender his or her resignation to the Nominating and Governance Committee of your Board (the “Governance Committee”) for consideration. The Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and to publicly disclose each such resignation and the related action taken by your Board.

In addition, the affirmative vote of a majority of all the votes cast is required for ratification of the appointment of our independent auditor, for approval of the Allegheny Energy, Inc. Annual Incentive Plan and for approval of the stockholder proposal.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast, and therefore will have no effect on the outcome of the vote on any matter.

Additional details are set out in Article II (Stockholders’ Meetings) of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is March 26, 2009.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1 – Election of Directors

Presented below is information about each nominee for director. Directors are elected annually, and each director will stand for election at the upcoming annual meeting to serve until our 2010 annual meeting of stockholders and until a successor is duly elected and qualify. Any director elected to fill a vacancy on your Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualify.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of your Board in this election. Your Board does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominee or nominees who will be designated by your Board.

Your Board proposes the election of the following directors of the Company for a term of one year:

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company since

H. FURLONG BALDWIN

Mr. Baldwin is the Chair of the Management Compensation and Development Committee and a member of the Executive Committee. Mr. Baldwin has been Chairman of the Board of The NASDAQ OMX Group (“NASDAQ”) since 2003 and has been a director of NASDAQ since 2000. He is a director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd. and the Wills Group. He is a member (emeritus) and former Chairman of the Johns Hopkins Medicine Board of Trustees and a member (emeritus) of the Johns Hopkins University Board of Trustees.

2008 Attendance: Attended 17 of 17 meetings of your Board and committees on which he served.

	77	2003

ELEANOR BAUM Dr. Baum is a member of the Management Compensation and Development and Nominating and Governance Committees. Dr. Baum has been Dean of the Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. She is a director of Avnet, Inc. Dr. Baum is a trustee of Embry Riddle University, a member of the Board of the New York Building Congress and a Fellow of the Institute of Electrical and Electronic Engineers. 2008 Attendance: Attended 18 of 18 meetings of your Board and committees on which she served.	69	1988

PAUL J. EVANSON

Mr. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of the Company since June 2003. Mr. Evanson is the Chair of the Executive Committee. He has also been Chairman, Chief Executive Officer and a director of the Company’s principal subsidiaries since June 2003. Prior to joining the Company, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003. He is a member of the Board of Trustees at St. John’s University.

2008 Attendance: Attended 10 of 10 meetings of your Board and the committee on which he served.

	67	2003

CYRUS F. FREIDHEIM, JR. Mr. Freidheim is the Chair of the Nominating and Governance Committee and a member of the Executive Committee. Mr. Freidheim was the Chief Executive Officer of the Sun-Times Media Group Inc., a newspaper publisher, from 2006 to February 2009. Mr. Freidheim also served as Chairman and Chief Executive Officer of Chiquita Brands International, Inc. from 2002 to 2004. 2008 Attendance: Attended 15 of 16 meetings of your Board and committees on which he served.	73	2003

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company since

JULIA L. JOHNSON Ms. Johnson is a member of the Audit and Nominating and Governance Committees. Ms. Johnson has been President of NetCommunications, LLC, a strategic consulting firm, since 2000. She is a director of American Water Works Company, Inc., MasTec, Inc. and of NorthWestern Corporation. Ms. Johnson is a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board. 2008 Attendance: Attended 24 of 24 meetings of your Board and committees on which she served.	46	2003

TED J. KLEISNER

Mr. Kleisner is a member of the Executive and Management Compensation and Development Committees. Mr. Kleisner has been the President and Chief Executive Officer of Hershey Entertainment and Resorts Company, an entertainment and hospitality company, since 2006. He is a director of Hershey Entertainment and Resorts Company and the American Hotel and Lodging Association. Mr. Kleisner was the President of CSX Hotels, Inc. from 1987 to 2006. He also was the President of The Greenbrier Resort and Club Management Company, a resort management company, from 1987 to 2006. Mr. Kleisner is a member of the Executive Advisory Board for the Daniels College of Business at the University of Denver and a member of the Board of Trustees of the Culinary Institute of America.

2008 Attendance: Attended 17 of 17 meetings of your Board and committees on which he served.

	64	2001

CHRISTOPHER D. PAPPAS

Mr. Pappas is a member of the Management Compensation and Development Committee. Mr. Pappas has been the President and Chief Operating Officer of Nova Chemicals Corporation (“Nova Chemicals”), a commodity chemicals company, since 2007. He also was recently appointed as the President and Chief Executive Officer of Nova Chemicals, effective May 1, 2009. He is a member of the Board of Directors of Nova Chemicals. He was the Senior Vice President & President, Styrenics for Nova Chemicals from 2000 to 2007.

2008 Attendance: Attended 11 of 11 meetings of your Board and the committee on which he served (Mr. Pappas was appointed as a director effective February 22, 2008.)

	53	2008

STEVEN H. RICE

Mr. Rice is a member of the Audit and Executive Committees and serves as our Presiding Director. Mr. Rice is an attorney and, since 2001, has served as a senior advisor to financial institutions. He served as Managing Director – New York of Gibraltar Private Bank & Trust from 2006 to 2007. Mr. Rice is a former director of La Jolla Bank and La Jolla Bancorp, Inc., former President of La Jolla Bank, Northeast Region, former President and Chief Executive Officer of Stamford Federal Savings Bank, former President of the Seamen’s Bank for Savings and former director of the Royal Insurance Group, Inc.

2008 Attendance: Attended 23 of 23 meetings of your Board and committees on which he served.

	65	1986

GUNNAR E. SARSTEN Mr. Sarsten is a member of the Audit and Nominating and Governance Committees. He has been a consulting professional engineer since 1994. Mr. Sarsten is a former President and Chief Operating Officer of Morrison Knudsen Corporation, former President and Chief Executive Officer of United Engineers & Constructors International, Inc. and former Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2008 Attendance: Attended 24 of 24 meetings of your Board and committees on which he served.	72	1992

MICHAEL H. SUTTON Mr. Sutton is the Chair of the Audit Committee. Mr. Sutton has been an independent consultant on accounting and auditing regulation since 1999. He is a director of American International Group, Inc. and Krispy Kreme Doughnuts, Inc. Mr. Sutton is a former Chief Accountant for the United States Securities and Exchange Commission and a former senior partner and National Director of Accounting and Auditing Professional Practice for Deloitte & Touche LLP. 2008 Attendance: Attended 19 of 19 meetings of your Board and the committee on which he served.	68	2004

Item 2 – Ratification of Independent Auditor

By New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2009 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte & Touche as the Company’s independent auditor for 2009.

Additional information concerning the independent auditor may be found beginning on page 49 of this proxy statement in the “2009 PROPOSALS – Company Proposals” section.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent auditor and will so vote proxies received that do not otherwise specify.

Item 3 – Approval of the Allegheny Energy, Inc. Annual Incentive Plan

Your Board has adopted the Company’s Annual Incentive Plan (the “Annual Incentive Plan”), subject to approval by our stockholders. If approved by our stockholders, the effective date of the Annual Incentive Plan will be January 1, 2009.

The Company’s Annual Incentive Plan was approved by our stockholders in 2004. However, the Internal Revenue Code of 1986, as amended (the “Code”) generally requires companies to obtain stockholder approval of their annual incentive plans every five years. Therefore, your Board is asking the Company’s stockholders to renew their approval of the Annual Incentive Plan to help the Company maintain the tax deductibility of annual incentive compensation paid to its employees.

Your Board believes that the Annual Incentive Plan is in the best interests of the Company and our stockholders and therefore recommends that the stockholders vote for the approval of the Annual Incentive Plan.

Information concerning the Annual Incentive Plan may be found beginning at page 50 of this proxy statement in the “2009 PROPOSALS – Company Proposals” section.

Your Board recommends a vote FOR the approval of the Allegheny Energy, Inc. Annual Incentive Plan and will so vote proxies received that do not otherwise specify.

Item 4 – Stockholder Proposal

A stockholder has announced his intention to present a proposal that requests that your Board amend the Company’s bylaws to permit holders of 10% of the Company’s outstanding common stock to call special stockholder meetings.

As described further on page 54 of this proxy statement, your Board has considered this proposal and believes that its adoption is unnecessary and redundant, because effective means are already in place for our stockholders to call special meetings. The current requirement also prevents a small group of stockholders from calling costly and possibly numerous special meetings on topics and for reasons that are not in the best interests of the Company or a majority of our stockholders. While your Board appreciates the proponent’s interest, the Company’s current governing documents, applicable law and NYSE rules appropriately address the calling of special stockholder meetings. Therefore, we believe that the existing mechanisms already in place implement the essential objective of the proposal, which is to allow the stockholders of the Company to call a special meeting.

Given our strong governance practices, and the monetary and non-monetary costs, your Board believes that our current governing documents, applicable law and NYSE rules provide a fair balance between efficiency and stockholder empowerment. Accordingly, this proposal is unnecessary and redundant.

The proponent’s full proposal and statement in favor of this proposal and your Board’s statement in opposition of this proposal can be found beginning at page 53 of this proxy statement in the “2009 PROPOSALS – Stockholder Proposal” section.

Your Board unanimously recommends that our stockholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

COMMITTEES OF YOUR BOARD OF DIRECTORS

Your Board currently has the following committees: Audit, Executive, Management Compensation and Development, and Nominating and Governance. The current members and description of these committees are provided below.

Audit Committee.    The Audit Committee members include Michael H. Sutton (Chair), Julia L. Johnson, Steven H. Rice and Gunnar E. Sarsten. Mr. Sarsten was appointed to the Audit Committee effective January 1, 2008. Eleanor Baum served on the Audit Committee until January 1, 2008. The Audit Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and our internal audit function, including the appointment, compensation, retention, and oversight of any independent auditor. The Audit Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE and the SEC. A more detailed discussion of the purposes, duties and powers of the Audit Committee is found in the charter of the Audit Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable independence standards of the NYSE. Your Board also has determined that Mr. Sutton is an audit committee financial expert in accordance with the applicable rules and regulations of the SEC. Each member of the Audit Committee is financially literate and one or more members of the Audit Committee possess accounting or related financial management expertise, as determined by your Board in its business judgment. The Audit Committee met thirteen times in 2008.

Executive Committee.    The Executive Committee members include Paul J. Evanson (Chair), H. Furlong Baldwin, Cyrus F. Freidheim, Jr., Ted J. Kleisner and Steven H. Rice. Mr. Freidheim was appointed to the Executive Committee effective February 22, 2008. The Executive Committee has, with certain exceptions, all of the powers of your Board when your Board is not in session. The Executive Committee met four times in 2008.

Management Compensation and Development Committee.    The Management Compensation and Development Committee (the “Compensation Committee”) members include H. Furlong Baldwin (Chair), Eleanor Baum, Ted J. Kleisner and Christopher D. Pappas. Dr. Baum and Mr. Pappas were appointed to the Compensation Committee effective January 1, 2008 and February 22, 2008, respectively. Gunnar E. Sarsten and Cyrus F. Freidheim, Jr. served on the Compensation Committee until January 1, 2008 and February 22, 2008, respectively. The Compensation Committee, which is composed solely of independent directors, is responsible for, among other things, discharging your Board’s responsibilities relating to compensation of our executives and making recommendations to your Board with respect to executive management succession. The Compensation Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Compensation Committee has the authority under its charter to select and retain special counsel, experts or consultants. As further described in the Compensation Discussion and Analysis section below, to assist in carrying out its responsibilities, the Compensation Committee has engaged an independent consultant. A more detailed discussion of the responsibilities of the Compensation Committee is found in the charter of the Compensation Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Compensation Committee is independent under the applicable standards of the NYSE. The Compensation Committee met seven times in 2008.

Nominating and Governance Committee.    The Nominating and Governance Committee (the “Governance Committee”) members include Cyrus F. Freidheim, Jr. (Chair), Eleanor Baum, Julia L. Johnson and Gunnar E. Sarsten. The Governance Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, identifying and recommending individuals to your Board for nomination as directors, and reviewing any related person transactions pursuant to a formal policy. The Governance Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Governance Committee has the authority under its charter to select and retain special counsel, experts or consultants. To assist in carrying out its responsibilities, in 2007, the Governance Committee engaged an independent consulting firm, Mercer (US) Inc. (“Mercer”) to provide independent advice and analysis on non-employee director compensation matters and perform specific tasks as requested by the Governance Committee. The consultant was engaged by and reported directly to the Governance Committee, which approved the scope of work. The Governance Committee submits its recommendations regarding non-employee director compensation matters to the independent directors of your Board for approval. A more detailed discussion of the responsibilities of the Governance Committee is found in the charter of the Governance Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Governance Committee is independent under the applicable standards of the NYSE. The Governance Committee met five times in 2008.

CORPORATE GOVERNANCE PRACTICES

Our Corporate Governance Commitment and Initiatives.    Your Board believes strongly that sound and effective corporate governance practices accompany and greatly aid our long-term business success. We are committed to high standards of corporate governance. Your Board also believes, and an outside service confirmed, that we are at the forefront of good corporate governance.

Reflecting our commitment to continuous improvement, your Board reviews our governance practices on an ongoing basis to ensure that the practices promote stockholder value. Your Board also continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess our corporate governance documents and practices to ensure full compliance with applicable requirements. Described below are the highlights of our corporate governance practices.

Nominating and Governance Committee.    Your Board formed the Governance Committee to, among other things, consider and recommend candidates for Board vacancies, establish procedures for Board performance evaluations, review Board performance annually, and review and make recommendations regarding Board leadership and the composition of all committees of your Board. The Governance Committee also monitors changes in applicable standards and developments in corporate governance, recommends and reviews our corporate governance principles and our Code of Business Conduct and Ethics, and reports to your Board on matters of corporate governance.

In identifying, evaluating and recommending nominees for positions on your Board, the Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry.

In evaluating and recommending nominees for positions on your Board, the Governance Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by stockholders. Nominees recommended by our stockholders are given appropriate consideration in the same manner as other nominees. The procedures for stockholders to submit nominees for director for consideration by the Governance Committee are included under “Advance Notice Procedures” below in this proxy statement.

The Governance Committee approved and recommended to your Board the nominations of H. Furlong Baldwin, Eleanor Baum, Paul J. Evanson, Cyrus F. Freidheim, Jr., Julia L. Johnson, Ted J. Kleisner, Christopher D. Pappas, Steven H. Rice, Gunnar E. Sarsten and Michael H. Sutton to stand for re-election at the 2009 annual meeting. Your Board approved the nominations and, based on a recommendation made by the Governance Committee and pursuant to the Company’s Corporate Governance Guidelines, your Board agreed that Mr. Baldwin, who will be age 75 or older at the time of the election, should stand for re-election at the 2009 annual meeting.

Majority Voting for the Election of Directors.    Any nominee to serve as a director of the Company will be elected if, in an uncontested election at the meeting of stockholders, the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. Any nominee for election as a director in an uncontested election at the meeting of stockholders who fails to receive a Majority Vote is obligated under our bylaws to tender his or her resignation to the Governance Committee for consideration. The Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and publicly disclose each such resignation and the related action taken by your Board. A nominee for director in a contested election will be elected by a plurality of all votes cast. Additional details are set out in Article II, Section 6 (Voting) of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Executive Sessions of Non-Management Directors/Presiding Director.    The non-management directors met six times in executive session in 2008. Your Board has an independent Presiding Director who leads the meetings in executive session. The position of Presiding Director is rotated every two years among the non-management members of the Executive Committee and the Chairs of your Board’s Compensation Committee and Governance Committee, with each term commencing with an annual meeting of our stockholders. Steven H. Rice, a non-management member of the Executive Committee, was appointed by your Board to serve as the Presiding Director commencing on May 15, 2008. Ted J. Kleisner, a non-management member of the Executive Committee, served as the Presiding Director until May 15, 2008.

The duties of the Presiding Director include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Director Independence.    A substantial majority of the members of your Board historically have been independent, and key committees are comprised solely of independent directors. Your Board has adopted a Policy Regarding Director Independence Determinations (the “Director Independence Policy”) to assist your Board in determining director independence in accordance with applicable NYSE and SEC requirements. The Director Independence Policy requires your Board to make an annual determination regarding the independence of each of our directors and sets forth categorical standards for making these determinations that are consistent with the listing standards of the NYSE. The full text of our Director Independence Policy is available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

In 2009, your Board made these determinations for each member of your Board, based on recommendations made by the Governance Committee, and affirmatively determined that a majority of the current directors (all directors other than Mr. Evanson) are independent. Mr. Evanson is not considered an independent director because of his employment as our President and Chief Executive Officer.

In determining that each of the directors (other than Mr. Evanson) is independent, your Board considered the following business relationships, which it determined were immaterial to the directors’ independence. Your Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years, sold services to, and/or purchased products and services from, companies at which directors are executive officers and a company where a director’s immediate family member is currently an executive officer. Your Board also considered that some directors were directors or trustees (but not officers) of companies or institutions to which we sold services or from which we purchased products and services during the last three years. In each case, the amount paid to or received from such company in each of the last three years did not exceed the greater of $1 million or 2% of the consolidated gross revenue of that company, which is the threshold set forth in our Director Independence Policy. Your Board determined that none of the independent directors have ongoing relationships relevant to an independence determination that were inconsistent with the categorical standards in the Director Independence Policy and that none of the relationships that it considered impaired the independence of these directors. In addition, the Company’s directors do not currently provide professional services to the Company, its affiliates or any officer of the Company and the Company’s directors are not related to any executive officer of the Company.

Code of Business Conduct and Ethics.    Your Board has adopted a Code of Business Conduct and Ethics for the members of your Board and our officers, employees, agents, representatives, consultants and contractors in order to promote honest and ethical conduct and compliance with the laws, rules and regulations to which we are subject. All of our directors, officers and employees are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures.

Corporate Governance Guidelines.    Your Board has adopted a comprehensive set of Corporate Governance Guidelines. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of your Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer and annual evaluations of Board performance. These guidelines require the directors to make every effort to attend meetings of your Board, meetings of committees of which they are members and annual meetings of our stockholders. All ten director nominees attended the 2008 annual meeting of stockholders held on May 15, 2008. Your Board met six times in 2008. In 2008, all directors attended more than 75% of the meetings of your Board and committees on which they served.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    Your Board has adopted procedures for our stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to your Board or the Audit Committee, and other matters to your Board or the non-management directors. All communications received will be kept confidential.

The non-management directors have approved the following procedures for communication to your Board, Audit Committee and non-management directors. Stockholders, employees and other interested parties may send communications regarding accounting, internal accounting controls or auditing matters to our General Counsel, at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (Fax No.: (724) 853-4260, E-mail: communications@alleghenyenergy.com), or by anonymously contacting our Call2Line, a third-party ethics and compliance line, at 1-877-922-2552. Communications regarding accounting, internal accounting controls or auditing matters also may be provided directly to the Audit Committee by mail to: Allegheny Energy, Inc. Audit Committee, c/o General Counsel, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. All mail sent to the Audit Committee at this address will promptly be forwarded, unopened, to the Audit Committee Chair. All communications concerning other matters may be made to the Company’s General Counsel, as described above or by anonymously contacting our Call2Line at 1-877-922-2552. All communications received at the Call2Line regarding other matters that are directed to the attention of your Board, the non-management directors or the Audit Committee will be forwarded to our General Counsel and the Corporate Compliance Officer. The communications will be distributed prior to the next scheduled executive session of your Board or Audit Committee meeting, as applicable. The Company generally will not forward to the Board, the Audit Committee or the non-management directors any communication that relates to an improper or irrelevant topic or that requests general information about the Company.

Committee Charters.    The charters of the Audit Committee, Governance Committee, and Compensation Committee are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Access and Amendments to our Corporate Governance Documents.    In addition to being available on our website, www.alleghenyenergy.com, in the Corporate Governance section, printed versions of our corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the Committee charters, are available to our stockholders upon request made to the attention of the Secretary of the Company. The Company’s bylaws are also available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these documents will be made available on our website.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of the system of internal controls. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor, Deloitte & Touche, an independent registered public accounting firm, is responsible for planning and conducting an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions on the Company’s financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Your Board maintains an Audit Committee, composed of at least three directors, all of whom meet applicable independence criteria. The Audit Committee operates under a written charter adopted by your Board, and its principal function is to assist your Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

All members of the Audit Committee are independent under Rule 10A-3 of the Exchange Act, the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations. Your Board also has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards. For purposes of the SEC rules, and on the recommendation of the Governance Committee, the Board has designated Mr. Sutton as the named audit committee financial expert and has determined that Mr. Sutton has the requisite accounting or related financial management expertise, as defined by the NYSE listing standards. Although named as the Audit Committee financial expert, Mr. Sutton does not act as an accountant for the Company and is not an “expert” for purposes of the liability provisions of the Securities Act of 1933 or for any other purpose. In addition, Mr. Sutton’s designation as an Audit Committee financial expert does not impose any duties or obligations that are greater than those of the other Audit Committee members.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. Members of the Audit Committee necessarily rely on the information provided to them by management and the Company’s independent auditor. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America or that the Company’s registered accounting firm is in fact “independent.”

The Audit Committee reviewed the audited financial statements in the 2008 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee reviewed with the Company’s chief audit executive and Deloitte & Touche the overall scope and plans for their respective audits and met separately with the chief audit executive and Deloitte & Touche, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Deloitte & Touche’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the PCAOB, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA,

Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also discussed with Deloitte & Touche its independence from management and from the Company, including the contents of Deloitte & Touche’s written disclosures and the letter delivered pursuant to the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche confirmed that it is an independent accounting firm with respect to the Company under applicable standards.

In reliance on the discussions and reviews described above, the Audit Committee recommended to your Board, and your Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Audit Committee has re-appointed Deloitte & Touche as the Company’s independent auditor for the year ending 2009.

MICHAEL H. SUTTON, Chair

JULIA L. JOHNSON

STEVEN H. RICE

GUNNAR E. SARSTEN

AUDIT AND OTHER FEES

The following table presents fees for professional audit services rendered by Deloitte & Touche and PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2008 and 2007, respectively, and fees for other services rendered by Deloitte & Touche and PwC during those periods. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by independent auditors.

	Deloitte & Touche 2008	PwC 2007
Audit Fees (1)	$3,184,625	$3,619,960
Audit-Related Fees:
SAP implementation review	—	22,020
Benefit plan audit (2)	50,000	49,366
Reports on agreed upon procedures relating to servicing of securitized debt	20,000	12,722
Other (3)	3,600	9,000

Total Audit-Related Fees	$73,600	$93,108

Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$3,258,225	$3,713,068

(1)	Consisted of fees and expenses related to the integrated audit of the Company’s annual consolidated financial statements, the audit of the separate financial statements of certain subsidiaries, including certain statutory audits, reviews of the quarterly financial statements included in Forms 10-Q and comfort letters issued in connection with debt offerings. For 2008, this amount included $678,900 paid in 2009 and, for 2007, this amount included $1,702,319 paid in 2008.

(2)	Paid directly by the benefit plan trusts.

(3)	Other Audit-Related Fees for 2008 and 2007 represented accounting pronouncement database subscriptions.

NON-EMPLOYEE DIRECTOR COMPENSATION

As further described below, we use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on your Board. In setting non-employee director compensation, we consider the significant amount of time that our non-employee directors expend in fulfilling their duties to the Company, as well as the high skill level required of members of your Board.

Cash Compensation.    In 2008, each non-employee director received:

•	$50,000 in annual cash retainer fees;

•	$1,250 for each Board meeting attended; and

•	$1,250 for each committee meeting attended, except that each member of the Audit Committee received $1,500 for each meeting of the Audit Committee attended.

The Chair of the Audit Committee received an additional fee of $12,500 per year, and the Presiding Director and Chairs of the Compensation Committee and Governance Committee each received an additional fee of $8,000 per year.

Stock Compensation.    Each non-employee director is entitled to receive shares of our common stock quarterly under our Non-Employee Director Stock Plan. In 2008, each non-employee director received quarterly share payments in an amount equivalent to $30,000 of our common stock, rounded to the nearest whole share, as determined based on the closing price of our common stock on the last business day of each calendar quarter. We also will issue the same number of shares of our common stock to any non-employee director whose services are terminated during a quarter as a result of death or disability.

Nonqualified Deferred Compensation.    Each non-employee director may elect to defer receipt of all or part of his or her director’s compensation (whether payable in cash or stock) under an unfunded deferred compensation plan maintained on their behalf. Any deferred stock is credited with additional shares (referred to as “dividend equivalents”) in respect of each dividend paid by the Company. All deferred stock compensation and any related dividend equivalents are payable in stock at the time distributable in accordance with the terms of the plan. The deferred compensation plan also permits each non-employee director to direct the investment of any deferred cash compensation into either an interest bearing account or a phantom stock fund, which constitutes a notional investment in our common stock. Amounts credited to the phantom stock fund are further credited or debited over time depending on the performance of our common stock and also are credited with dividend equivalents in respect of each dividend paid by the Company. All deferred cash compensation and any related dividend equivalents are payable in cash at the time distributable in accordance with the terms of the plan.

Non-Employee Director Stock Ownership Requirements.    Members of your Board are expected to own a significant equity interest in the Company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, non-employee directors must hold six times their annual cash retainer in our common stock. Directors are ordinarily expected to meet or exceed these guidelines within two years following election to your Board. Based on its review, the Governance Committee has determined that, as of December 31, 2008, all non-employee directors were in compliance with the requirements of our stock ownership guidelines.

2008 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for the 2008 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
H. Furlong Baldwin	$79,250	$120,017	$0	$380	$199,647
Eleanor Baum	$72,500	$120,017	$0	$0	$192,517
Cyrus F. Freidheim, Jr.	$76,750	$120,017	$0	$337	$197,104
Julia L. Johnson	$83,250	$120,017	$0	$619	$203,886
Ted J. Kleisner	$74,218	$120,017	$0	$0	$194,235
Christopher D. Pappas	$56,566	$120,017	$0	$0	$176,583
Steven H. Rice	$87,032	$120,017	$0	$0	$207,049
Gunnar E. Sarsten	$83,250	$120,017	$0	$0	$203,267
Michael H. Sutton	$89,500	$120,017	$0	$0	$209,517

1)	The amounts in this column are the amounts of compensation cost recognized by us for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R for the year ended December 31, 2008. The grant date fair values for the quarterly stock awards were $50.50, $50.11, $36.77 and $33.86 for the March 31, June 30, September 30 and December 31, 2008 grants, respectively. See Note 9 to the Company’s consolidated financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009 for additional information.

As of December 31, 2008, the following directors were credited with the following number of vested shares under an unfunded deferred compensation plan, including any additional shares of our common stock credited as a result of reinvestment of dividends: Mr. Baldwin, 12,578; Mr. Freidheim, 15,834; Ms. Johnson, 12,578; Mr. Kleisner, 2,911; Mr. Pappas, 2,911; Mr. Rice, 13,461; and Mr. Sutton, 14,206.

As of December 31, 2008, the following directors had restricted shares of our common stock, including any additional shares of our common stock credited as a result of reinvestment of dividends: Dr. Baum, 1,000; Mr. Rice, 1,294; and Mr. Sarsten, 1,000.

2)	Between 1999 and 2001, we granted stock options to our non-employee directors. In connection with these stock option grants, Mr. Sarsten held the following unexercised options as of December 31, 2008, all of which were exercisable as of December 31, 2008: an option to purchase 3,000 shares with an exercise price of $33.5625 per share that expires on September 2, 2009, and an option to purchase 20,000 shares with an exercise price of $42.3125 per share that expires on December 7, 2010.

3)	The amounts in this column reflect any above-market interest attributed to unfunded deferred compensation. The amounts equal the amount of the actual interest earned on the deferred compensation to the extent the rate exceeded 120% of the applicable federal long-term rate, with compounding as prescribed under Section 1274(d) of the United States Internal Revenue Code of 1986, as amended and calculated using a rate that corresponds to the rate specified by the deferred compensation plan.

The amounts in this column do not include any compensation attributed to any change in the actuarial present value of any pension plan because the non-employee directors do not participate in any of our pension plans.

The following discussion and analysis contains statements regarding individual and Company performance objectives, factors and targets. These objectives, factors and targets are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following is a brief overview of the “Compensation Discussion and Analysis” section below.

•

Our executive compensation program provides that a significant portion of our executive officers’ overall compensation is considered at-risk and is linked directly to the Company’s performance and stockholder returns;

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business performance objectives;

•	We use stock-based compensation as a means to align the interests of our executives with those of our stockholders;

•

We use a compensation consultant to compare our executive compensation to other companies in our peer group to ensure that our salary structure and total compensation continue to be competitive, yet not excessive;

•	We provide our executive officers with the following types of compensation: salary, annual cash incentives, stock-based long-term incentives, and other benefits;

•	We provide our executive officers with a limited number of personal benefits;

•	We will provide certain payments and benefits to our executive officers under certain change in control and termination conditions;

•	We do not backdate or reprice stock options or time our stock award grants based on the release of material non-public information;

•	We believe our executive compensation program achieves its objectives in a reasonable and efficient manner; and

•

As part of our annual review of compensation, we considered the current negative economic conditions affecting our industry and the broader U.S. economy. As a result of this review, your Board and the Compensation Committee:

•	froze the 2009 base salaries of our Named Executive Officers at 2008 levels;

•	reduced the annual incentive payouts made in 2009 by 25% from the levels calculated based on the actual achievement of 2008 goals;

•	recognized that the value of prior long-term incentive awards has declined significantly because of the decline in our stock price; and

•	determined that, in light of the philosophy and objectives of our executive compensation program, the types of compensation offered to our executive officers should not change for 2009.

Overall Philosophy and Objectives of Our Compensation Programs

In General

Our executive officer compensation program is directed by the Compensation Committee of your Board. The Compensation Committee determines compensation based upon our overall compensation philosophy, which is comprised of the following key objectives and principles:

•	Alignment with Stockholder Interests. Create a strong link between executive compensation and total return to our stockholders to support the creation of long-term stockholder value;

•	Attract and Retain. Attract and retain key executives critical to our success. A highly qualified and skilled workforce can differentiate us and provide a competitive advantage in the marketplace;

•

Business and Individual Performance Accountability.    Offer performance-based compensation that is competitive with other companies that compete with us for talented executives, with increased compensation for a higher level of performance and lower compensation for a lower level of performance; and

•	Balanced Relationship. Maintain a balanced relationship among the compensation of our executive officers, taking into account the duties and responsibilities of each executive position.

A key element of our compensation philosophy is pay-for-performance. Pay-for-performance means that we tie a substantial portion of our executive officers’ compensation to the achievement of Company goals and the executive officers’ contributions to the accomplishment of those goals. As a result of this emphasis on pay-for-performance, a high percentage of our executive officers’ compensation is in the form of variable incentive compensation and, therefore, is “at-risk.”

Performance-based Compensation

Compensation is considered “at-risk” and performance-based when payment amounts vary based on performance or are subject to stock price changes. In addition to their fixed salaries, our executive officers receive annual incentive and long-term incentive compensation opportunities, both of which are at-risk. The amount of at-risk compensation is designed so that as the level of an executive officer’s responsibility increases, the percentage of his or her compensation that is at risk generally also should increase.

The following pie charts illustrate how this philosophy was reflected in the 2008 total compensation opportunities set for our Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and our other most highly paid executive officers named in the Summary Compensation Table below (collectively, the “Named Executive Officers”).

The pie charts above show the percentages of compensation relating to 2008 salary and target annual and long-term incentive compensation. The at-risk compensation was annualized and includes the target annual and long-term stock incentives granted in 2008.

In addition, the Company’s performance-based equity compensation policy requires that a significant portion of stock compensation granted to our executive officers be “performance-based,” as more narrowly defined in that policy. This policy is described in greater detail below under the heading “Executive Compensation Related Policies and Practices – Performance-based Compensation.”

Role of Compensation Committee in the Compensation Process

The Compensation Committee oversees the Company’s compensation programs and policies relating to our executive officers. The Compensation Committee also administers incentive compensation plans, evaluates the CEO’s performance and reviews executive management succession planning and development. The Compensation Committee submits its recommendations regarding compensation, employment agreements, and any severance agreements and termination payments for the CEO and the CFO to the independent directors of your Board for approval. The Compensation Committee also approves the compensation, and any employment agreements, severance agreements and termination payments for other executive officers. As described below, when making compensation decisions, the Compensation Committee often considers input from its compensation consultant and, as applicable, our CEO and certain other executive officers and human resources personnel.

Role of Consultants

For executive officer compensation matters, your Board or the Compensation Committee, as applicable, has the sole authority to engage or terminate the services of outside advisors. Accordingly, the Compensation Committee has hired Hewitt Associates to provide independent advice and analysis on executive officer compensation matters and to perform specific tasks as requested by the Compensation Committee. This independent compensation consultant was retained by and reports directly to the Compensation Committee, which approves its scope of work.

One significant responsibility of the consultant was to analyze information about the compensation practices at companies with which we compete for talented executives. The consultant then presented its findings and views to the Compensation Committee for consideration in setting executive officer compensation. Representatives of the consultant have attended certain meetings of the Compensation Committee. Hewitt Associates did not provide any other consulting services to the Company or to management in 2008.

Role of Executive Officers in the Compensation Process

Our CEO assists the Compensation Committee in reaching compensation decisions with respect to other executive officers. Our CEO discusses his own performance and his performance assessment of each other executive officer with the Compensation Committee and, within the framework of the compensation programs approved by your Board or Compensation Committee, the CEO provides the Compensation Committee with specific recommendations on base salary, annual incentives and long-term incentives for each executive officer (other than himself). The CEO also reviews and recommends performance metrics used in our short-term and long-term incentive plans. While the Compensation Committee gives appropriate consideration to the CEO’s observations, the ultimate decisions regarding executive officer compensation are made by the independent directors of your Board or the Compensation Committee, as applicable.

The independent directors, after considering the recommendations of the Compensation Committee, determine the compensation of our CEO and CFO. Other than discussing his performance with the Compensation Committee and the independent directors, the CEO does not participate in the decisions relating to his own level of compensation. The other Named Executive Officers similarly do not play a role in their own compensation determination, other than discussing their own individual performance objectives and accomplishments with the

CEO. Your Board has delegated authority to the CEO to establish the compensation of other senior executives whose compensation is not determined by the Compensation Committee or the independent directors of your Board.

As directed by the Compensation Committee, our Vice President responsible for human resources and various other human resources personnel also supports the Compensation Committee in its work, including providing Company-specific data and information. In addition, the consultant works from time to time with the CEO, certain other executive officers and human resources personnel, at the request of the Compensation Committee, in formulating materials and proposals for consideration by the Compensation Committee. Although the consultant may share with the appropriate executive officers and human resources personnel information regarding trends, peer group analysis and other matters relating to the Company’s executive compensation programs, the consultant reports directly to the Compensation Committee.

The CEO and certain other executive officers generally participate in the early stages of the design and evaluation of compensation programs and policies. Executive officers participate in the process primarily because many of the compensation programs and policies apply to numerous employees, not just the executive officers, and those officers have an interest in ensuring that those programs and policies provide incentives for employees to excel in their daily responsibilities. Certain executive officers therefore have discussed design changes to compensation programs and policies applicable to the Named Executive Officers with the Compensation Committee.

Peer Group and Benchmarking

To ensure that our compensation program is competitive and aligned with our compensation philosophy and objectives, the Compensation Committee compares the compensation program for our Named Executive Officers to programs of companies in our compensation peer group. Information regarding compensation practices at these companies was provided to us by our independent compensation consultant. The companies included in the peer group were approved by the Compensation Committee based on the recommendations of our consultant. The Company’s 2008 peer group included the following 24 energy sector companies and was revised from 2007 primarily due to the unavailability of some of the previously used peer group companies in the compensation consultant’s database.

ALLETE, Inc.	Dominion Resources, Inc.	PacifiCorp

Ameren Corporation	DTE Energy Company	PG&E Corporation

American Electric Power Company, Inc.	Duke Energy Corporation	Portland General Electric Company

Black Hills Corporation	Dynegy Inc.	Pennsylvania Power & Light Company (PPL)

Centerpoint Energy, Inc.	Edison International	Public Service Enterprise Group, Incorporated

Cleco Corporation	Entergy Corporation	Reliant Energy, Inc.

CMS Energy Corporation	FirstEnergy Corporation	Sempra Energy

Constellation Energy	Mirant Corporation	Southern Company

The Company is an energy business that owns and operates electric generation facilities and delivers electric services to customers in four states. The nature of our operations was taken into consideration when developing our peer group by including similarly structured companies. Because the median revenues of the peer group companies were higher than our revenues, the compensation data of the peer group was size-adjusted to reflect the revenues of our Company. This adjusted data, along with the actual compensation data for our peer group, was presented to the Compensation Committee by the consultant.

In setting executive officer compensation, the Compensation Committee’s philosophy is that the median compensation of similar positions within our peer group provides a reasonable starting reference point. The Compensation Committee then adjusts the Named Executive Officer’s compensation based on the reference point, performance and experience of the individual, the ability of the individual to contribute to the long-term success of the Company and other factors. The other factors may include existing employment arrangements, level of responsibility, tenure, internal pay equity between the executive officers, our performance and the need to attract specific candidates.

In connection with the negotiation of his employment agreement in July 2007, Mr. Evanson’s compensation, including base salary, and short-term and long-term target award percentages, was compared to the then-existing peer group. Because this analysis was conducted months earlier when we entered into Mr. Evanson’s employment agreement, setting his compensation through 2010, your Board did not complete a similar comparison during its February 2008 review. The CEO employment agreement is further described below under the “Employment Agreements” section.

Mr. Evanson’s 2007 total direct compensation was approximately 16% above the median of the actual compensation and his base salary and total cash compensation was below the comparable median compensation of our then-existing peer group. At the time the review was performed in February 2008, the base salary and total cash compensation for Messrs. Feinberg and Dudzinski were, in the aggregate, below the comparable median compensation of our peer group. At the time Messrs. Davis and Oliver were hired, their total direct compensation was, in the aggregate, comparable to the median compensation of our peer group.

Review of Total Compensation

When determining the executive officers’ 2008 compensation, the Compensation Committee reviewed a comprehensive summary of all components of each executive officer’s compensation (sometimes referred to as a “tally sheet”). The Compensation Committee also reviewed the circumstances that would trigger any payments and benefits, and a summary of the estimated amount of these payments and benefits in different termination scenarios. Based on this review, which is typically performed each February, your Board and Compensation Committee, as applicable, confirmed that the total compensation was reasonable and that there were no unintended disparities in compensation among the executive officers.

The Compensation Committee and your Board, as applicable, reviewed current compensation and amounts realized or potentially realizable from prior compensation awards (including stock awards) for the Named Executive Officers when determining their 2008 compensation. Although the Compensation Committee reviewed the compensation previously paid to the Named Executive Officers, the Compensation Committee did not make its compensation decisions for 2008 based on the value of past compensation. This reflects the Compensation Committee’s view that an executive officer’s compensation should reflect primarily his or her performance and the market value of the executive officer’s services (rather than the value of past compensation) in order to enable the Company to attract and retain talented executives.

During the February 2009 meeting, in connection with a review of total compensation, the Compensation Committee discussed the current negative economic conditions affecting our industry and the broader U.S. economy. The Committee also discussed the significant decline in the Company’s stock price that occurred in 2008. The Dow Jones U.S. Electricity Index and the S&P 500 Index also declined significantly last year. As part of this review, the Compensation Committee also noted that total return on the Company’s common stock has outperformed all other electric utilities in the Edison Electric Institute (“EEI”) index over the past five years. Additional information relating to our stock performance can be found beginning on page 46 of this proxy statement.

Overview of Compensation Elements

To achieve the objectives of our compensation program and to be competitive with our peer group, we provide a compensation program that rewards both short-term and long-term performance in the form of both cash and non-cash compensation. We believe that it is necessary to provide a competitive compensation and benefits program to motivate, retain and reward talented executives in achieving financial results that are aligned with our stockholders’ best interests. The elements of our total compensation for executive officers, including the Named Executive Officers, are as follows:

Rewarding Short-Term Performance

•	Salary. Fixed compensation for performing day-to-day responsibilities.

•	Annual Incentives. Earned for achieving short-term financial and operational objectives measured over the current year (the “Annual Plan”).

Rewarding Long-Term Performance

•

Long-Term Incentive Awards.    Granted to retain executives, build executive ownership, and align compensation with achievement of our long-term financial goals to create shareholder value and achieve strategic objectives as measured over multi-year periods.

Other Benefits

•	Retirement Benefits. Amounts for retirement savings.

•	Other Compensation. Includes personal and severance benefits.

Mix of Compensation Elements

The short-term elements of our compensation program are designed to reward annual achievements and reflect the executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. The long-term elements are designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with our stockholders’ best interests.

In determining the 2008 compensation of the Named Executive Officers, the Company considered the compensation elements individually and as a whole in relation to various factors, including the compensation elements offered by our peer group, existing employment arrangements, individual performance, level of responsibility, internal pay equity between the executive officers and the need to attract specific candidates. We generally do not adhere to specific formulas or target specific ratios in determining the mix of compensation elements.

The total compensation mix for Mr. Evanson was set when we entered into his employment agreement in July 2007. The total compensation mix for all other Named Executive Officers in the aggregate for 2008 was generally consistent with our peer group. For 2008, the mix of long-term incentive awards for our Named Executive Officers was 50% performance shares and 50% stock options. This mix of long-term incentive awards supports the overall philosophy and objectives of our compensation program, as described above.

Compensation Elements for Named Executive Officers

The following discusses each of the respective compensation elements as applied to our Named Executive Officers.

Base Salary

Base salaries are typically reviewed annually and adjusted to take into account individual performance, promotions, level of responsibility and competitive compensation levels. In considering base salaries, the Company gives most weight to the peer group data discussed above and the performance of each executive officer. Also taken into consideration are our financial results and condition, and operating performance, including such factors as safety and customer satisfaction.

Our Analysis

Typically, our goal is to have base salaries that are generally consistent with the median of our peer group. In April 2008, the base salaries for Messrs. Dudzinski and Feinberg were increased by $5,000 and $65,000, respectively. These increases were to bring them closer to the peer group median and to reflect their respective performances, particularly for Mr. Feinberg, who was significantly below the peer group median. Base salaries for Messrs. Oliver and Davis, who were recently hired, were set when they were hired and remained unchanged in 2008. Mr. Evanson’s 2008 annual base salary was increased by $179,100 on June 16, 2008 in accordance with his employment agreement.

Mr. Evanson’s 2007 base salary was comparable to the median of the actual salaries of the then-existing peer group. Base salaries for all other currently employed Named Executive Officers were, on average, approximately 6% below the median of the actual salaries of our peer group for 2008. Mr. Evanson’s salary exceeds that of other Named Executive Officers due to the greater level of duties and responsibilities undertaken by the CEO as the principal executive officer to whom the other Named Executive Officers report, and to whom your Board will look for the execution of corporate business plans.

After discussions with the CEO, the Compensation Committee and the independent directors of the Board in February 2009 determined that no changes would be made at this time to the salaries of the Named Executive Officers given the current economic environment. In light of this environment, Mr. Evanson waived his right to receive any base salary increase in June 2009 that would have been given pursuant to his employment agreement. Our normal schedule would have called for merit increases and salary adjustments for all other Named Executive Officers in April 2009.

Annual Incentives

Under our Annual Plan, we provide award opportunities as an incentive to achieve Company objectives. For 2008, the performance objectives included “Corporate Objectives” representing Company-wide goals and “Key Performance Factors” reflecting measurable corporate and business unit targets and goals. The Key Performance Factors can differ for each executive because they are based on specific areas of responsibility.

At the beginning of 2008, the Compensation Committee established Corporate Objectives and Key Performance Factors and weightings as further described below. Table 1 below provides information regarding the overall annual incentive weightings applied to the 2008 Corporate Objectives and Key Performance Factors for each Named Executive Officer.

Table 1 – Overall Weightings Applied to 2008 Corporate Objectives and Key Performance Factors

		Key Performance Factors
Named Executive Officer	Corporate Objectives	Corporate	Generation & Marketing
All Named Executive Officers (except Mr. Davis)	50%	50%	—
Curtis H. Davis	20%	20%	60%

Table 2 below provides additional information regarding the nature of the Corporate Objectives and Key Performance Factors for 2008 and the percentage of the total potential award allocated to each of the objectives.

Table 2 – 2008 Financial and Operational Objectives

	Corporate	Generation & Marketing
Corporate Objectives/Weighting
Electric transmission projects [1]		—
TrAIL transmission project	20%	—
PATH transmission project	20%	—
Develop a generation expansion plan	20%	—
Power station scrubber installations [2]	20%	—
Regulatory [3]	20%	—

Key Performance Factors/Weighting
Adjusted net income [4]	25%	—
Power station availability [5]	25%	25%
Operation & Maintenance (“O&M”) expense [6]	25%	25%
Customer service unavailability [7]	25%	—
Adjusted earnings before income taxes (EBIT) [8]	—	25%
Occupation Safety & Heath Administration (“OSHA”) recordable incident rate [9]	—	25%

Generation and Marketing refers to our power generation and marketing operations. Allegheny Power refers to a portion of our business that operates our electric public utility systems. The Allegheny Power Key Performance Factor related to customer service unavailability is included in the overall Corporate Key Performance Factors; however, the remaining Allegheny Power Key Performance Factors are not provided because they do not apply to the Named Executive Officers.

In addition to the Corporate Objectives and Key Performance Factors, to satisfy the requirements for deductibility under Section 162(m) of the Code, your Board and Compensation Committee set a performance threshold for 2008 of $120 million of adjusted net income. No award would be paid if this threshold was not achieved in 2008, regardless of the achievement of any other objectives. Even if the threshold is achieved, your Board or the Compensation Committee could reduce the amount of or not grant an award to an executive officer. This adjusted net income threshold was met for 2008.

[1]

This objective includes securing state regulatory approvals and Federal Energy Regulatory Commission (FERC) incentive rate approvals for the Company’s TrAIL project (20%) and securing FERC incentive rate approval for its PATH project (20%).

[2]	This objective is that the scrubber installations stay on schedule and budget to achieve a 2009 in-service date.

[3]	This objective includes expanding energy conservation initiatives, resolving regulatory issues in Virginia and securing reasonable energy legislation in Pennsylvania.

[4]

Adjusted net income means the consolidated net income of the Company and its subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact on net income of any changes in accounting principles, extraordinary items, non-recurring charges or gains, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God, such as hurricanes.

[5]

Power station availability is the percentage of time that our super-critical power plants were available to generate power during 2008. The super-critical power plants include approximately 80% of the capacity of our coal-fired power plants.

[6]

The O&M expense goal includes the expenses of non-fuel operations and maintenance, including general and administration expenses, as determined in accordance with GAAP. For Corporate, this excludes certain O&M expenses that are recovered in rates on a formulaic basis. For Generation & Marketing, only their respective expenses were taken into account.

[7]	The customer service unavailability goal is the number of minutes the average customer was without power during 2008, excluding major events as defined by state reliability reporting requirements.

[8]	The EBIT goal is the adjusted earnings before interest and taxes. For Generation & Marketing, only its respective adjusted EBIT was taken into account.

[9]

The rate includes the incidents recordable under regulations of OSHA for 2008. For Allegheny Power and Generation & Marketing, only their respective OSHA recordable incident rate was taken into account.

In determining the actual award for each Named Executive Officer, at its February 2009 meeting the Compensation Committee first assessed the actual results for each objective shown in Table 2 and assigned a level of achievement from zero to 200%. Corporate Objectives are assessed to determine their respective level of achievement. The Compensation Committee or the independent directors has discretion in determining the level of achievement of each Corporate Objective between zero and 200%. If a Key Performance Factor is achieved, that factor typically will be assessed 100%. The Compensation Committee or the independent directors has discretion in determining the level of achievement for each Key Performance Factor between zero and 100% if the target is not achieved and between 100% and 200% if the target is exceeded.

In assessing performance against the objectives, the Company considered actual results against the specific deliverables associated with each objective, the extent to which the objective was a significant goal for the Company, the expected difficulty of achieving the objective, and whether any significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the objective. The actual results for each Corporate Objective and Key Performance Factor are shown below.

Table 3 – 2008 Financial and Operational Objectives Level of Achievement

Corporate Objectives/Actual Results

Electric transmission projects	Actual
TrAIL transmission project	Achieved
PATH transmission project	Achieved
Develop a generation expansion plan	Achieved
Power station scrubber installations	Achieved
Regulatory	Achieved

Key Performance Factors/Target and Actual Results

	Corporate		Generation & Marketing
	Target	Actual	Target	Actual
Adjusted net income (millions)	$423.5	$391.1 (1)	—
Power station availability	89%	87.5%	89%	87.5
O&M expense (millions)	$701.2	$665.2	$271.1	$262.1
Customer service unavailability (minutes)	215	244	—
Adjusted earnings before income taxes (EBIT) (millions)	—		$763.1	$656.1
OSHA recordable incident rate	—		1.75	1.92

(1)	Adjusted to exclude net unrealized gain of $4.3 million in net income associated with economic hedges.

As illustrated below, the level of achievement for each objective was then multiplied by the applicable weighting in Table 2 to determine the final performance result for each objective. The overall performance result for all Corporate Objectives and all applicable Key Performance Factors was then multiplied by the weightings in Table 1 to obtain an overall award percentage for each executive.

Level of achievement	×	Individual objective weighting (Table 2)	×	Overall weighting for individual executive officer (Table 1)	=	Overall Award Percentage

The preliminary annual incentive award was then determined by multiplying the overall award percentage from the evaluation of the objectives as illustrated above by the target award shown in Table 4 below.

Overall Award Percentage	×	Target Award (Table 4)	=	Preliminary Annual Incentive Award

When determining the final awards for each Named Executive Officer, the Compensation Committee also considered their individual performance, including contributions to achieving the pre-established 2008 objectives described above and performance that was not specifically measured through the objectives. The Compensation Committee has the discretion to increase or decrease the preliminary annual incentive awards accordingly. The Company uses this aspect of the executive compensation program primarily to reinforce performance expectations with respect to attributes that cannot readily be quantified.

Our Analysis

The 2008 annual incentive awards for our currently employed Named Executive Officers are set forth below in Table 4. The annual incentive awards are also shown in the Summary Compensation Table below under the column headed “Non-Equity Incentive Plan Compensation” to the extent directly attributable to meeting the performance objectives, and in the column headed “Bonus” to the extent awards were increased based on individual performance, including performance not specifically measured through the objectives under the Annual Plan.

Table 4 – 2008 Annual Incentive Target and Awards

Named Executive Officer	2008 Target Award	Target Award as a Percentage of Salary	2008 Award	2008 Actual Award as a Percentage of Target
Paul J. Evanson	$1,350,000	112.5%	$1,230,000	91.1%
Kirk R. Oliver	$66,635	75%	$60,000	90.0%
David M. Feinberg	$190,447	50%	$215,000	112.9%
Edward Dudzinski	$164,265	50%	$210,000	127.8%
Curtis R. Davis	$158,242	50%	$110,000	69.5%

The 2008 target award of 112.5% for Mr. Evanson was set when we entered into his employment agreement in July 2007. For 2008, the target award for all other Named Executive Officers was comparable to our peer group and ranged from 50% to 75% of base salary. The Named Executive Officers could earn from zero to 200% of their target award. In setting the target award percentages, the Compensation Committee considers the compensation targets of the peer group, the executive officer’s existing employment arrangements, level of responsibility, internal pay equity between the executive officers and the need to attract specific candidates.

As a general principle, the Compensation Committee seeks to set performance targets that are challenging yet achievable: that is, they should be set at levels that represent excellent performance, superior to the results of typical companies in the utility industry. The Compensation Committee generally tries to set targets in the top quartile of relevant competitive performance, based on reviews of publicly-available information, benchmarks provided by consultants and practices in the electric industry. In setting targets, the Compensation Committee typically also considers the Company’s past performance. The Corporate Objectives were selected because they represent significant milestones tied to supporting future growth strategies and enhancing the total return to stockholders. The Key Performance Factors were selected because they involve key financial and operational objectives that are integral to measuring the performance of the Company. The weighting between the Corporate Objectives and the Key Performance Factors for each Named Executive Officer is based primarily on the impact that the Named Executive Officer is expected to have on determining the results.

In February 2009, the Compensation Committee determined the level of achievement with respect to the Corporate Objectives and Key Performance Factors and calculated the preliminary annual incentive awards based on the Company’s achievement of such objectives as described above. In light of the current negative economic conditions affecting our industry and the broader U.S. economy, the Compensation Committee decided to reduce the cost of our compensation program while still providing meaningful awards. As a result, the Compensation Committee used its discretion to reduce the preliminary annual incentive awards by 25% from the levels calculated based on the actual achievement of the Company’s 2008 objectives.

In determining the final 2008 annual incentive awards, the Compensation Committee also evaluated each Named Executive Officer’s individual performance. For the CEO and CFO, the Compensation Committee submitted its recommendations regarding their performance to the independent directors, who determined their actual awards. The awards for Messrs. Dudzinski and Feinberg were increased by $60,000 and $40,000, respectively, in recognition of additional responsibilities they performed for several months as a result of the President of Allegheny Power leaving the Company’s employment. There were no other individual discretionary adjustments.

The 2008 actual award percentages under the Annual Plan, which reflect the 25% award reduction and the adjustments for Messrs. Dudzinski and Feinberg, ranged from 69.5% to 127.8% of the target award for the Named Executive Officers as shown in Table 4 above.

Long-Term Incentive Awards

Overview

Long-term incentives are made available to executives and key management employees who can significantly affect the long-term success of the Company. The Company believes that long-term incentive compensation is an important component of our program, because it has the effect of attracting and retaining talented executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of our long-term strategic goals.

The Company’s 2008 Long-Term Incentive Plan (the “Long-Term Plan”) was presented to and approved by our stockholders at the Company’s 2008 annual meeting. To permit flexibility, the Long-Term Plan provides for different forms of stock awards including performance shares, stock options and stock appreciation rights, restricted stock and restricted stock units.

In 2008, the Company granted performance-based stock compensation to our current Named Executive Officers as shown in the 2008 Grants of Plan-Based Awards table below. For 2008, the stock awards consisted of 50% performance shares and 50% stock options, as illustrated below. We presently expect to award additional stock grants on an annual basis to the Named Executive Officers consisting of 50% performance shares tied to pre-established performance conditions and 50% stock options.

Performance Shares linked to the Company’s three-year total stockholder return (25%)	+	Performance Shares linked to the Company’s annual incentive plan (25%)	+	Stock Options (50%)

Shares linked to our three-year total stockholder return as compared to the companies in the Dow Jones U.S. Electric Utilities Index. Shares earned are payable in stock at the end of the performance period.		Shares linked to the average three-year corporate results under the Company’s annual incentive plan. Shares earned are payable in stock at the end of the performance period.		Stock options vest in three equal annual installments starting on the anniversary of the grant date.

Performance Shares

In 2008, the Company granted performance shares to our current Named Executive Officers. The 2008 performance shares will be paid in stock, with 50% of these shares linked to the three-year total stockholder return as compared to a peer index of companies in the Dow Jones U.S. Electric Utilities Index. The remaining 50% of these shares are linked to the average three-year corporate results under the Company’s annual incentive plan. The total stockholder return will be determined by dividing the change in the Company’s stock price (including any dividends) by the beginning stock price as illustrated below:

Total Stockholder Return	=	Change in Stock Price	+	Dividends Paid
Beginning Stock Price

For the performance shares that are linked to the total stockholder return, the percent of target award earned is tied to the Company’s total stockholder return as compared to the peer index. As illustrated below, the percent of target award earned can vary from zero to 250%, depending on the Company’s performance.

Potential Payout for Performance Shares linked to Total Stockholder Return

Company’s Percentile of three-year Total Stockholder Return vs. the Peer Index	% of Target Award Earned
90th	250%
70th	175%
50th	100%
25th	50%
Below 25th	0%

For the performance shares that are linked to the Company’s annual incentive plan, awards will be earned at the same percentage of target as the average of the Corporate Objectives and Corporate Key Performance Factors results over a three-year period, currently 0% to 200% of target. The performance criteria used to determine the awards will be the 2008 through 2010 Corporate Objectives and Corporate Key Performance Factors.

The 2008 Corporate Objectives and 2008 Corporate Key Performance Factors are described above under “Compensation Elements for Named Executive Officers – Annual Incentives.” The 2009 Corporate Objectives relate to regulatory issues, electric transmission projects, power station scrubber installations and financial matters. The 2009 Corporate Key Performance Factors are adjusted net income, power station availability, O&M expense and customer service unavailability. The Corporate Objectives and Corporate Key Performance Factors for 2010 have not yet been established.

In addition, for the performance shares linked to the annual incentive plan, to satisfy the requirements for deductibility under Section 162(m) of the Code, the independent directors of your Board set a performance formula for any 2008 grants at 0.5% of the Company’s three-year cumulative total adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) for 2008 through 2010. Accordingly, the aggregate value of all awards earned cannot exceed 0.5% of the Company’s Adjusted EBITDA, regardless of the level of achievement of the Corporate Objectives and Corporate Key Performance Factors.

Performance shares correlate well with stockholder interests because they provide incentive for executives to manage the Company in the long-term interests of the Company and our stockholders and encourage executives to stay with the Company. Performance shares also provide an opportunity for employees to obtain a larger stock ownership stake in the Company.

Stock Options

In 2008, the Company granted stock options to our current Named Executive Officers. The stock options granted to the Named Executive Officers have an exercise price equal to the market price of our common stock at the date of their grant and a term of 10 years. The options granted in 2008 become exercisable in three equal annual installments starting on the first anniversary of the grant date.

Stock options correlate well with stockholder interests because they gain value only to the extent that the stock price increases above the exercise price. Stock options also provide an opportunity for employees to obtain a larger stock ownership stake in the Company.

Stock Units

No stock units have been granted to the Named Executive Officers since 2004, and we presently do not expect to issue any additional stock units in 2009.

Our Analysis

The 2008 target grant award of $8.4 million for Mr. Evanson was set when we entered into his employment agreement in July 2007. For 2008, the target award for all other currently employed Named Executive Officers was comparable to our peer group and ranged from 100% to 150% of base salary. In setting the target award percentages, the Compensation Committee considered the compensation targets of the peer group, the executive officer’s existing employment arrangements, level of responsibility, internal pay equity between the executive officers and the need to attract specific candidates.

For the 2008 performance share grants, the performance period runs through December 31, 2010. Accordingly, the three-year performance results will be determined and the performance shares will vest as applicable in early 2011. The ultimate value of the performance shares, which vest after three years, will depend on continued progress in our business performance and our stock price when the shares are received.

Because we believe it is important to deliver a significant portion of compensation in the form of shares of stock (rather than cash), the grant date fair value of the 2008 long-term incentive awards accounted for approximately 77% of total direct compensation for our CEO and approximately 45% of total compensation, on average, for all other currently employed Named Executive Officers. This is generally consistent with our peer group, with the exception of the compensation of our CEO, who received proportionally more of his total compensation in long-term incentives based on an analysis performed when we entered into his employment agreement in July 2007.

Our pay-for-performance philosophy and the strong link between our executive compensation program and performance for our stockholders are illustrated through the current value of the 2008 long-term incentive awards granted to our executive officers. In light of the decline in our stock price since the awards were granted in February 2008, the value of the awards has decreased significantly:

•	the stock options have no realizable value based on our current stock price;

•	the performance shares that are linked to the total stockholder return compared to peer utilities currently are tracking to pay zero; and

•	the performance shares that are linked to the annual incentive plan have been reduced in value proportionate to the reduction in our stock price.

Other Benefits

As part of our overall compensation package, we offer benefits to all of our employees. These benefits are comparable to those typically offered by companies of similar size, and include medical and disability benefits, life insurance, tax-qualified retirement benefits, and matching contributions to a tax-qualified savings plan. These benefits are generally available to the Named Executive Officers on the same basis as for other employees. The limited number of additional benefits that we provide to our Named Executive Officers are discussed below. We report the compensation associated with these programs as required in the “All Other Compensation” column of the Summary Compensation Table.

The Compensation Committee regularly reviews the additional benefits provided by the Company to ensure that they are efficient and effective uses of the Company’s resources. The Compensation Committee decided to provide these benefits because they are generally consistent in form and amount to those offered to executives at similar levels at companies with whom we compete for talented executives and because these benefits advance our business objectives.

Supplemental Executive Retirement Plan

We offer a Supplemental Executive Retirement Plan (the “Supplemental Plan”) to the Named Executive Officers and other senior executives. The amount of compensation that can be taken into account under our tax-qualified retirement plan (the “Retirement Plan”) was limited under the Code to $230,000 for 2008, and the Code also places limits on the total amount of benefits that can be provided under the Retirement Plan. The Retirement Plan benefits provided to the Named Executive Officers generally constitute a smaller percentage of final pay than is typically the case for other Company employees. The Supplemental Plan provides a payment to restore benefits to a level they otherwise would have been were it not for these compensation and benefit limits established by federal tax law.

All Named Executive Officers, except Mr. Evanson, are participants in the Supplemental Plan. In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month he is employed by us, which will be paid to him upon the termination of his employment.

Under the Supplemental Plan, each participating employee will receive a supplemental retirement benefit equal to their average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 26 to 30 and (c) 0.5% for each year of service from 31 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participating employee retires prior to his or her 60th birthday. Therefore, an employee’s maximum benefits under the Supplemental Plan are 60% of average compensation. Average compensation under the Supplemental Plan is defined as 12 times an employee’s average monthly compensation, plus any award paid under the Annual Plan and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly compensation during the employee’s employment.

Except as set forth in Messrs. Evanson’s and Dudzinski’s employment agreements and as described below, a Supplemental Plan participant will be eligible to receive benefits under the Supplemental Plan only if he or she has been credited with at least 10 years of service with us and has reached his or her 55th birthday. The Company approved the crediting of additional years of service and accelerated vesting under the Supplemental Plan to compensate some of our Named Executive Officers for lost benefits under prior employers’ retirement plans, provided they satisfy specified minimum tenures of service with us. Following five years of service, Mr. Dudzinski will be credited with an additional five years of service under the Supplemental Plan and Mr. Davis will be vested under the Supplemental Plan. Upon Mr. Goulding’s attainment of five years of service, he was credited with an additional five years under the Supplemental Plan. In addition, some of our Named Executive Officers would be vested in the Supplemental Plan and credited additional years of service under change in control or termination circumstances, as further described in the “Potential Payments Upon Termination or Change in Control” section below.

The change in the pension value for the Named Executive Officers in 2008 under our Retirement Plan, Supplemental Plan, or in the case of Mr. Evanson, his employment agreement, is shown below in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The accumulated pension benefits for the Named Executive Officers under our Retirement Plan, Supplemental Plan, or in the case of Mr. Evanson, his employment agreement, are shown in the Pension Benefits Table below.

The Compensation Committee believes that these plans are an important part of our Named Executive Officers’ compensation program. These plans are key to the recruitment of talented executives in the competitive market, as companies in our peer group typically offer their executives these types of supplemental plans. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans increase for each year that the executives remain employed by us. The plans are designed to encourage our most experienced executives to remain employed by us and continue their work on behalf of the Company. We agreed to provide the additional credited years of service and accelerated vesting as described above to recruit senior executives from other companies. By offering the additional benefits to these executives, we were able to attract them by making up for the potential loss of their pension benefits resulting from leaving their prior employment.

Personal Benefits

We provide a limited number of personal benefits that generally help our executives conduct Company business; some of these benefits, however, may be used for personal reasons as well. These personal benefits generally are provided to the Named Executive Officers because they advance our business objectives and are available at many of our peer group companies. When these benefits are utilized for personal reasons, the cost or value is imputed to the Named Executive Officer as income to the extent required by applicable tax law, and the officer is responsible for satisfying such taxes. These personal benefits for some of our Named Executive Officers included annual physical examinations, and the reimbursement of certain relocation expenses as further described below. Our CEO and his immediate family members may use our aircraft for personal travel on a limited basis, and the vast majority of such use has been for commuting purposes. In addition, the other Named Executive Officers and their immediate family members may use our aircraft for personal travel on a limited basis, with the approval of the CEO. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive on flights if seating is available on the aircraft, and there is essentially no incremental cost to the Company in this circumstance. The Company’s policy with respect to personal use of our aircraft requires the CEO to lease the aircraft from the Company for any personal use in excess of $325,000 and to pay the incremental costs of such personal flights, up to the maximum established under Federal Aviation Administration rules. The Compensation Committee believes, with respect to travel-related expenses, that enhancing the work efficiency of the executive officer during otherwise personal travel benefits the Company.

We typically provide relocation benefits to newly hired employees, including newly hired executive officers, when their primary residence changes a substantial distance from their previous employment. For executive officers, we provide relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, limited temporary living expenses and the taxes on these amounts. The Company’s executive relocation program, which was originally established in 2005, is market competitive and is necessary to obtain high quality new hires and internal candidates for such assignments.

We report the incremental cost to the Company of these personal benefits as required in the “All Other Compensation” column of the Summary Compensation Table below. As reported, these personal benefits make up a small percentage of total compensation (approximately 4%) for our currently employed Named Executive Officers.

Termination or Change in Control Payments

We offer competitive change in control and severance plans or arrangements for all of our Named Executive Officers. Under these plans and previously negotiated employment agreements with Messrs. Evanson and Dudzinski, we provide specified benefits under certain change in control and termination conditions. These payments are described below under the “Potential Payments Upon Termination or Change in Control” section.

Prior to July 2008, our Named Executive Officers without employment agreements all had individual change in control and severance arrangements. In July 2008, your Board, based on recommendations from the Compensation Committee and our independent compensation consultant, adopted change in control and severance plans that generally incorporated the provisions of the then-existing arrangements. The compensation consultant recommended the use of a plan document rather than individual agreements primarily because a single plan (versus the prior individual agreements) reduces the administrative burden and avoids individual negotiations and associated legal fees. Accordingly, other than with our CEO, your Board does not currently intend to enter into any future individual employment, change in control, or severance agreements with our executive officers.

Your Board and Compensation Committee believe that competitive change in control arrangements for our Named Executive Officers are necessary to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change in control situation. The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the executive officer level. We do not believe that the Named Executive Officers should be entitled to receive their severance benefits merely because a change in control transaction occurs. Therefore, the payment of severance benefits is only triggered if a Named Executive Officer leaves our employment under certain qualifying circumstances (commonly referred to as a “double trigger”). The other termination provisions are generally designed to attract and retain Named Executive Officers by making up for the potential loss if the executives are terminated. In addition, the employment arrangements with our Named Executive Officers subject the executive officers to additional restrictions not common to other Company employees, including a non-competition obligation for one year following any termination of employment.

Your Board and Compensation Committee believe that these arrangements are important recruitment and retention devices, as most companies with which we compete for talented executives have similar protections in place for their executive officers.

Deferred Compensation

Under our Nonqualified Deferred Compensation Plan, executive officers can elect to defer between zero and 100% of their Annual Plan payout. Each executive officer may elect, in a manner prescribed by the Compensation Committee, to have a specified percentage of his or her account invested in one or more investment options, which are based on investment options available to our employees under our tax-qualified savings plan. The deferred compensation plan is intended to provide a long-term savings opportunity on a tax-efficient basis. None of the Named Executive Officers have any deferred compensation.

Employment Agreements

The Company is a party to an agreement with Mr. Evanson that provides for his continued employment as Chairman, President and CEO, and for payments and benefits in the case of termination of his employment under certain conditions. Your Board approved the employment agreement with Mr. Evanson. Your Board believed that it was in the Company’s interest to retain the services of a high-performing and valuable leader and to lessen the risk that Mr. Evanson’s services would be successfully sought by another company. Mr. Evanson’s employment agreement extends until June 15, 2010.

The employment agreement set Mr. Evanson’s base salary at $1,020,900 until June 15, 2008 and provides for base salary of at least $1.2 million per year from June 16, 2008 until June 15, 2010, subject to an annual inflation adjustment. Mr. Evanson is eligible under the agreement to receive annual incentives. For 2008, the agreement established a target bonus for Mr. Evanson of 112.5% of his base salary and a maximum bonus opportunity of 225% of his base salary. For 2009 and 2010, the agreement establishes a target bonus for Mr. Evanson of 125% of his base salary and a maximum bonus opportunity of 250% of his base salary. The agreement also entitles Mr. Evanson to receive annual equity awards in 2008 and 2009 with an initial grant date value of $8.4 million each. The agreement entitles Mr. Evanson to receive a lump sum payment in lieu of supplemental executive retirement benefits, which is described above under “Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan.” The provisions under Mr. Evanson’s employment agreement if his employment is terminated are described in the “Termination or Change in Control Payments” section above and the “Potential Payments Upon Termination or Change in Control” section below.

The Company also entered into an employment agreement with Mr. Dudzinski in January 2006. Mr. Dudzinski’s employment agreement extends until August 9, 2009. Mr. Dudzinski’s employment agreement provides for an initial base salary of $300,000 per year, which was last increased to $330,000 in 2008. Mr. Dudzinski’s agreement provides that his salary may be increased, but not decreased during the term of the agreement. Mr. Dudzinski is eligible to receive annual incentives, with a target bonus opportunity of 50% of his base salary and a maximum bonus opportunity of 100% of his base salary. The agreement entitles Mr. Dudzinski to receive supplemental executive retirement benefits, which are described above under “Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan.” The provisions under Mr. Dudzinski’s employment agreement if his employment is terminated are described in the “Termination or Change in Control Payments” section above and the “Potential Payments Upon Termination or Change in Control” section below.

Accounting and Tax Treatment Implications for Executive Compensation

Section 162(m) of the Code

Section 162(m) of the Code generally precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its three other highest paid executive officers (other than the chief financial officer) unless certain criteria are satisfied. The Long-Term Plan contains provisions intended to ensure that certain restricted share awards and performance awards to these employees are exempt from the $1 million deduction. Mr. Evanson’s base salary in excess of $1 million per year and the stock unit awards to Messrs. Evanson and Dudzinski under our Stock Unit Plan are not exempt from the $1 million deduction limit under Section 162(m) of the Code.

The Company has attempted to qualify substantial components of our incentive compensation to executive officers to meet the performance-based exception under Section 162(m). While the Company seeks to preserve deductibility where feasible, it retains the discretion to develop compensation elements and may approve, in the future, compensation that in some instances is not fully deductible. Accordingly, in some circumstances, it may be necessary or appropriate to pay compensation or make stock awards that do not meet the performance-based exception under Section 162(m) in order to achieve our desired compensation objectives.

Section 280G and 4999 of the Code

Under Section 4999 of the Code, there is a substantial excise tax imposed on the executive officer if the net present values of any benefits due, as a result of a change in control, are equal to or greater than a threshold amount, which is three times the executive’s five-year average income. This provision can sometimes render arbitrary results, due to the mechanical nature of the calculation and the effect of one time items such as relocation reimbursements. Accordingly, if a change in control occurs, the Company will make a gross-up payment to the Named Executive Officer, such that the executive officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. However, for Messrs. Davis, Feinberg and Oliver, the applicable plan is structured to avoid gross-up payments by reducing the change in control payments to be less than the threshold amount if the amount otherwise payable to the executive is not more than 110% of the threshold. This gross-up provision applies to any payments or distributions resulting from the change in control as discussed in the “Potential Payments Upon Termination or Change in Control” section below.

Certain Tax and Accounting Considerations

The Company carefully considers the tax and accounting impact of our compensation programs on the Company as well as on the executive officers. For example, the Compensation Committee reviewed the effects of the applicable tax and accounting rules when considering the awards made under the Long-Term Plan. The Compensation Committee, however, believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s stockholders, customers, employees and other important stakeholders.

Executive Compensation Related Policies and Practices

Performance-based Compensation

To further emphasize at-risk compensation, your Board has adopted a formal policy to require that a significant portion of stock compensation granted to the Company’s executive officers be “performance-based.” Under the policy, the vesting of such performance-based stock awards will depend on the satisfaction of pre-established performance criteria approved by your Board or Compensation Committee and disclosed to the Company’s stockholders.

For purposes of this policy, performance-based stock awards shall include one or more of the following types of grants:

•	Indexed stock options;

•	Premium-priced stock options;

•	Other long-term incentive compensation that is performance-based, such as performance shares, performance units, performance-vesting options or performance-vesting restricted stock.

Potential Impact on Compensation Due to Financial Restatement

Your Board has adopted a policy providing it with sole and absolute authority within governing law to seek reimbursement of annual incentive payments paid to any Named Executive Officer or other specified officer who engages in fraud or intentional misconduct that causes or partially causes the need for a restatement of our financial results.

The policy also requires the forfeiture of bonuses and other compensation if your Board determines that knowing misconduct by the CEO or CFO has occurred and caused our financial results to be restated. In this situation, your Board will take steps to secure reimbursement from the responsible CEO or CFO of certain bonus, incentive-based or stock-based compensation and net profits realized by the responsible officer from the sale of our securities.

Equity Compensation Awards Policy and Policy for Determining the Timing of Equity Based Awards

The Company’s equity compensation awards policy requires the Compensation Committee or the independent directors of your Board to approve any stock award to an executive officer in advance of or on the grant date. Stock grants to executive officers, other than grants to newly-hired or promoted executives, are to be approved annually at a regularly scheduled Board or Compensation Committee meeting, except when special circumstances require otherwise. The executive officers do not influence the timing of their individual awards. Rather, the timing of such awards is driven by a predetermined date for the Board or Compensation Committee meeting or by the date of hire or promotion of an executive officer. The Company does not time stock grants based on information, either positive or negative, about the Company that has not been publicly disseminated.

Under the equity compensation awards policy, the exercise price of all stock option grants is equal to, or greater than, the closing price of common stock on the date of the grant. We do not backdate or reprice stock options granted under the Long-Term Plan or any similar plan. No options may be repriced without stockholder approval and we do not grant discounted options.

Executive Stock Ownership Requirements and Hedging Arrangements

We believe that direct ownership of Company stock facilitates continued commitment to our Company and supports one of the key objectives of our executive compensation program – to create a strong link between executive compensation and total return to stockholders. Therefore, we expect our executive officers reporting to the CEO to own a significant equity interest in the Company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, the CEO, CFO and the other executive officers reporting to the CEO are required to hold our common stock and stock units in amounts of three, two and one times their annual salary, respectively. Executive officers are ordinarily expected to meet or exceed the guidelines within five years following hire or promotion. Based on its review, the Governance Committee has determined that, as of December 31, 2008, all of the Named Executive Officers are in compliance with the requirements of our stock ownership guidelines either by virtue of their stock ownership or because of the timing of their hire or promotion.

Under our insider trading policy, insiders, including our executive officers, may not engage in hedging of our stock. Under our policy, the term “hedging” includes any transaction involving our common stock that allows the owner to lock in much of the value of the stock generally in exchange for all or part of the potential for upside appreciation in the stock.

2009 Compensation Actions

In February 2009, the independent directors of your Board and the Compensation Committee, as applicable, took action regarding our executive compensation program. A summary of the more significant decisions made in 2009 follows:

•

Base Salary Levels.    The 2009 base salaries of the Named Executive Officers were frozen at the 2008 levels, as further described above under the heading “Compensation Elements for Named Executive Officers – Base Salary.”

•

Annual Incentives.    The Compensation Committee used its discretion to reduce the annual incentive payouts made in 2009 by 25%, as further described above under the heading “Compensation Elements for Named Executive Officers – Annual Incentives.”

•	Long-Term Incentive Awards for 2009. We granted equity compensation to the Named Executive Officers as shown below.

2009 Annual Long-Term Incentive Compensation

Named Executive Officer	Stock Options	Performance Shares
Paul J. Evanson	582,525	166,601
Kirk R. Oliver	54,612	15,619
David M. Feinberg	36,062	10,314
Edward Dudzinski	26,318	7,527
Curtis R. Davis	36,062	10,314

The 2009 performance shares will be paid in stock, with 50% of these shares linked to the three-year total stockholder return as compared to a peer index and the remaining 50% of these shares linked to the three-year average results of the Corporate Objectives and Corporate Key Performance Factors under our annual incentive plan. The long-term incentive award program is further described above under the heading “Compensation Elements for Named Executive Officers – Long-Term Incentive Awards.”

•

Retention Agreement.    The Compensation Committee approved a retention agreement with Mr. Feinberg. In making its decision, the Compensation Committee considered various factors, including the desire to structure Mr. Feinberg’s overall compensation to be more competitive with the current market for his position as General Counsel. The retention agreement provides for a total grant of 17,850 restricted shares of Company stock that vest in equal installments on December 31, 2009, December 31, 2010 and December 31, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this proxy statement with management and, based on the review and discussions, the Compensation Committee recommended to your Board that the Compensation Discussion and Analysis be included in this proxy statement.

H. FURLONG BALDWIN, Chair

ELEANOR BAUM

TED J. KLEISNER

CHRISTOPHER D. PAPPAS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal year 2008 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of our Company served on the compensation committee or board of any Company that employed any member of the Compensation Committee or your Board.

EXECUTIVE COMPENSATION

The table below provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer, our other three most highly paid executive officers serving as such at December 31, 2008, and our former Chief Financial Officer.

2008 Summary Compensation Table (1)

Name and Principal Position	Year	Salary		Bonus (2)		Stock Awards (3)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)		All Other Compensation (6)		Total
Paul J. Evanson	2008		$1,121,343		$0		$2,966,492		$3,799,490		$1,230,000		$817,184		$360,510		$10,295,019
Chairman, President and Chief Executive Officer	2007		$1,008,666		$163,738		$1,935,291		$2,129,727		$1,136,262		$829,969		$312,362		$7,516,015
	2006		$975,647		$147,560		$3,732,702		$2,133,000		$1,252,440		$831,110		$257,373		$9,329,832

Kirk R. Oliver Senior Vice President and Chief Financial Officer	2008		$113,630		$0		$3,150		$3,555		$60,000		$10,948		$223,299		$414,582

David M. Feinberg,	2008		$384,890		$40,000		$39,336		$241,671		$175,000		$48,392		$9,471		$938,760
Vice President, General Counsel & Secretary	2007		$326,370		$0		$0		$198,719		$185,000		$25,083		$7,020		$742,192

Edward Dudzinski	2008		$329,658		$60,000		$50,761		$242,622		$150,000		$123,478		$8,997		$965,516
Vice President, Human Resources and Security	2007		$322,534		$0		$47,806		$195,789		$180,000		$98,551		$8,806		$853,486
	2006		$311,250		$0		$79,726		$196,000		$210,000		$83,978		$10,369		$891,323

Curtis H. Davis, Chief Operating Officer, Generation	2008		$335,342		$0		$39,336		$65,583		$110,000		$54,588		$520,568		$1,125,417

Philip L. Goulding (7)	2008		$430,068		$0		$131,291		$943,051		$307,711		$1,147,384		$36,529		$2,996,034
Former Senior Vice President and Chief Financial Officer	2007 2006	$ $	450,000 424,231	$ $	24,362 0	$ $	181,344 326,016	$ $	1,060,760 1,061,388	$ $	375,638 400,000	$ $	132,568 87,301	$ $	9,646 11,759	$ $	2,234,318 2,310,695

(1)	The compensation shown is for all services in all capacities to the Company and its subsidiaries. All salaries and annual and long-term incentives are paid by Allegheny Energy Service Corporation, a subsidiary of the Company. A description of the compensation elements, including salary and any bonus, is included in the Compensation Discussion and Analysis section above.

(2)	The bonus awards for 2008, 2007 and 2006 were based upon the respective year’s performance and were paid in 2009, 2008 and 2007, respectively. The amounts in this column represent the increases in awards under the Annual Plan attributable to individual performance, including performance not specifically measured through the objectives and performance factors under the Annual Plan.

(3)	The amounts in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost recognized by us for financial statement purposes during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 related to performance shares, stock unit and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except that the amounts in this table do not reflect the forfeitures discount mandated by FAS 123R. Assumptions used in the calculation of these amounts are reflected in Notes 9, 10 and 2 to the Company’s consolidated financial statements for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively, and are included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009, February 27, 2008 and February 27, 2007, respectively.

(4)	Incentive awards for 2008, 2007 and 2006 are based upon the respective year’s performance and were paid in 2009, 2008 and 2007, respectively. The amounts in this column represent awards paid under the Annual Plan, excluding any amounts reflected in the “Bonus” column.

(5)	The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and pension plans. These amounts include amounts attributable to (i) the Retirement Plan and (ii) the Supplemental Plan for all Named Executive Officers, except for Mr. Evanson. For Mr. Evanson, and pursuant to his employment agreement, the amount includes amounts attributable to the obligation to make a lump sum cash payment of $66,667 upon his termination of employment for each month that he is employed by us. The amounts are valued at December 31, 2008, September 30, 2007 and September 30, 2006 for the respective years, which is the same pension plan measurement date used for financial reporting purposes. In 2008, as required by the applicable accounting rules, the Company changed to a December 31 measurement date. Previously, the measurement date was September 30. Accordingly, as applicable, the amounts in this column for 2008 were annualized based on the change in pension values from September 30, 2007 to December 31, 2008.

The Named Executive Officers did not have any reportable earnings attributed to nonqualified deferred compensation plans. For 2008 and 2007, the Named Executive Officers did not have any nonqualified deferred compensation contributions, earnings, withdrawals, distributions or balances. For

2006, because the number of shares issued at the end of the deferral period was equal to the number of shares as to which the Named Executive Officer had deferred receipt, we have not treated the change in value of any deferral account as “above market” compensation. Accordingly, no amount is included in this column in respect of nonqualified deferred compensation.

(6)	The amounts in this column include, as required, the aggregate incremental cost to us of providing personal benefits. For Mr. Evanson, the figure in this column for 2008 includes the cost of an executive physical paid for by us and $347,765 for the personal use of our aircraft, which includes the costs associated with travel to outside board meetings. For Mr. Oliver, the figure in this column for 2008 includes $21,544 for relocation expenses and a $200,000 sign-on payment. For Mr. Davis, the figure in this column for 2008 includes the cost of an executive physical paid for by us, $311,257 for relocation expenses and a $200,000 sign-on payment.

We valued the personal use of our aircraft as summarized below.

Company Aircraft – Valued based on the variable cost per flight hour, as well as other direct out of pocket expenses. Variable costs included fuel, maintenance, weather monitoring, on-board catering and other miscellaneous variable costs. Direct out of pocket expenses included landing, parking and certain hangar storage expenses, crew travel expenses and passenger ground transportation. Certain applicable deadhead and other positioning costs are allocated to the executive officers. On certain occasions, the executive officer’s spouse or other immediate family member may accompany the executive on a flight. Typically, there are no additional incremental costs associated with such spousal or family travel, as there is no additional variable cost or increased direct out of pocket expenses. The amount shown also includes any expenditure related to the personal use of a chartered aircraft when our aircraft was unavailable. The following costs were not included in our calculation of incremental cost: fixed costs that do not change based on usage, such as our operator’s management fee and the cost of maintenance not related to trips; and the amount of any related disallowed tax deduction.

(7)	Mr. Goulding resigned as the Company’s Senior Vice President and Chief Financial Officer as of October 13, 2008, and continued his employment through November 7, 2008 to assist in transitional responsibilities.

2008 Grants of Plan-Based Awards

The following table sets forth information concerning estimated future payouts under our Annual Plan and the Long-Term Plan at specified levels of achievement. No other grants or awards were provided to the Named Executive Officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Paul J. Evanson	2/22/08	$0	$1,350,000	$2,700,000	0	39,135	97,838	266,498	$53.67	$8,444,786
					0	39,136	78,272
Kirk R. Oliver	11/06/08	$0	$66,635	$133,269	0	1,235	3,088	7,667	$27.30	$116,499
					0	1,236	2,472
David M. Feinberg	2/22/08	$0	$190,447	$380,893	0	2,423	6,058	16,498	$53.67	$423,568
					0	2,423	4,846
Edward Dudzinski	2/22/08	$0	$164,265	$328,530	0	1,537	3,843	10,470	$53.67	$268,786
					0	1,538	3,076
Curtis R. Davis (4)	3/1/08	$0	$158,242	$316,484	0	2,423	6,058	16,498	$50.67	$402,451
					0	2,423	4,846
Philip L. Goulding	2/22/08	$0	$339,355	$678,710	0	3,669	9,173	24,985	$53.67	$641,401
					0	3,669	7,338

(1)	The Named Executive Officers may earn from zero to 200% of their respective target awards for 2008 under our Annual Plan. For Mr. Evanson, if his actual award for any year exceeds the maximum amount of $2.4 million under our existing Annual Plan, any excess amount will be awarded pursuant to a separate arrangement. Targets are based on a percentage of base salary. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Annual Incentives,” for information regarding the criteria applied in determining the amounts payable under award opportunities provided in 2008. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	Except for Mr. Oliver, the number of shares is based on a percentage of base salary divided by the closing price of our common stock on February 20, 2008. For Mr. Oliver, the number of shares is based on a percentage of his base salary divided by the closing price of our common stock on September 19, 2008.

(3)	The grant date value was computed in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).

(4)	Mr. Davis’ employment start date was Saturday, March 1, 2008. His option awards granted on that day were based on the Company’s closing share price on Friday, February 29, 2008, which was the first preceding business day on which a sale occurred.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information concerning stock awards held by the Named Executive Officers at December 31, 2008:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Paul J. Evanson	150,000	—	$13.35	2/18/2014	—	—	—	—
	—	266,498	$53.67	2/22/2018	—	—	78,271	$2,650,256
Kirk R. Oliver	—	7,667	$27.30	11/6/2018	—	—	2,471	$83,668
David M. Feinberg	8,000	2,000	$14.70	8/9/2014	—	—	—	—
	12,000	8,000	$19.36	1/3/2015	—	—	—	—
	20,000	—	$42.00	10/18/2016	—	—	—	—
	—	16,498	$53.67	2/22/2018	—	—	4,846	$164,086
Edward Dudzinski	75,000	25,000	$14.70	8/9/2014	5,087	$172,246	—	—
	—	10,470	$53.67	2/22/2018	—	—	3,075	$104,120
Curtis H. Davis	—	16,498	$50.67	3/1/2018	—	—	4,846	$164,086
Philip L. Goulding	—	—	—	—	—	—	—	—

(1)	For Mr. Evanson, 88,833 stock options vest or vested on each of February 22, 2009 and February 22, 2010; and 88,832 stock options vest on February 22, 2011. For Mr. Oliver, 2,556 stock options vest on each of November 6, 2009 and November 6, 2010; and 2,555 stock options vest on November 6, 2011. For Mr. Feinberg, 2,000 stock options vest on August 2, 2009; 4,000 stock options vest or vested on each of January 3, 2009 and January 3, 2010; 5,500 stock options vest on each of February 22, 2009 and February 22, 2010; and 5,498 stock options vest on February 22, 2011. For Mr. Dudzinski, 25,000 stock options vest on August 9, 2009; and 3,490 stock options vest or vested on February 22, 2009, February 22, 2010 and February 22, 2011. For Mr. Davis, 5,500 stock options vest or vested on each of March 1, 2009 and March 1, 2010; and 5,498 stock options vest on March 1, 2011.

(2)	For Mr. Dudzinski, 5,087 stock units vest on August 9, 2009. The number of stock units that have not vested include additional stock units credited relating to the Company’s 2007 and 2008 dividends.

(3)	Market value is determined based on the closing price of our common stock on December 31, 2008 as reported on the NYSE and equals the closing price multiplied by the number of units underlying the grants.

(4)	With respect to any performance shares, the number of shares and associated value is based on the target results and the closing price of our common stock on December 31, 2008. The shares vest on December 31, 2010.

2008 Option Exercises and Stock Vested

The following table sets forth information concerning the exercises of stock options and the vesting of stock awards by the Named Executive Officers during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Paul J. Evanson	1,050,000	$42,630,396	412,163	$21,916,786
Kirk R. Oliver	—	—	—	—
David M. Feinberg	—	—	—	—
Edward Dudzinski	—	—	5,042	$231,127
Curtis R. Davis	—	—	—	—
Philip L. Goulding	546,403	$14,648,886	30,380	$905,022

(1)	The value is determined based on the price of the underlying stock at the time of exercise less the exercise price.

(2)	The value is determined based on the average of the high and low trading prices of our common stock on the NYSE on the date of vesting or, if such date was not a business day, based on the average of the high and low sales prices on the business day before and after such date.

2008 Pension Benefits (1)

The following table provides information regarding benefits available to the Named Executive Officers under our Retirement Plan and Supplemental Plan, or in the case of Mr. Evanson, his employment agreement:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Paul J. Evanson	Retirement Plan	5.5	$155,193	$0
	Payment in lieu of Supplemental Plan (2)	5.5	$4,400,022	$0

Kirk R. Oliver	Retirement Plan	.25	$4,286	$0
	Supplemental Plan	.25	$6,662	$0

David M. Feinberg	Retirement Plan	4.42	$33,205	$0
	Supplemental Plan	4.42	$85,512	$0

Edward Dudzinski	Retirement Plan	4.42	$103,744	$0
	Supplemental Plan	4.42	$303,249	$0

Curtis H. Davis	Retirement Plan	.83	$19,989	$0
	Supplemental Plan	.83	$34,599	$0

Philip L. Goulding (4)	Retirement Plan	5.17	$64,892	$0
	Supplemental Plan	5.17	$1,730,815	$0

(1)	Pension benefits are valued at December 31, 2008, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan” above for a discussion of the material elements of the Supplemental Plan.

The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Code. Each covered employee is eligible for retirement at his or her normal retirement date (age 65), with early retirement permitted. The benefit payable under the Retirement Plan is a function of the participant’s compensation and credited years-of-service. The normal form of benefit is a life annuity for unmarried participants and a joint 50% survivor annuity for married participants. While the plan does not provide lump sum options, actuarially-equivalent alternative annuity options are available to all participants. A participant may elect early retirement up to 10 years prior to age 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit prior to age 62. A participant has a fully vested benefit under the plan upon completing five years of service or attainment of age 55.

(2)	In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month that he is employed by us, to be paid on the termination of his employment with us.

(3)	For the Retirement Plan and Supplemental Plan, the amount represents the present value of a single life annuity payable at the later of the earliest age eligible for an unreduced benefit under each plan or the age of the executive officer as of December 31, 2008, which is the same pension plan measurement date used for financial reporting purposes for our last completed fiscal year. The earliest age eligible for an unreduced benefit is 62 for the Retirement Plan and 60 for the Supplemental Plan. The present value amounts were calculated using 6.5% and 6.4% interest rates for the Retirement Plan and the Supplemental Plan, respectively, and the mortality assumption is based on the Retirement Plans – 2000 Mortality Table (male) projected to 2007. These are the same assumptions applied with respect to the Retirement Plan and Supplemental Plan in the Company’s consolidated financial statements for the year ended December 31, 2008, as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009 (see note 10 thereto). For the Retirement Plan and Supplemental Plan, all amounts shown are estimates since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

(4)	Mr. Goulding will begin receiving Supplemental Plan payments on May 1, 2009 and is assumed to begin receiving Retirement Plan payments at age 55. The Present Value of Accumulated Benefits is based on the reduced early retirement benefit amounts payable as a 100% joint and survivor annuity.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For the reasons discussed in the “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Termination or Change in Control Payments” section above, the Company has entered into arrangements with its Named Executive Officers that provide certain payments and benefits upon a change in control of the Company or a termination of employment in some circumstances. This section describes the circumstances that would trigger any payments and benefits and quantifies the estimated amount of these payments and benefits in different scenarios. If a triggering event were to occur, actual payments would likely be different from those presented here since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

The related agreements and plans are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances that could cause them to come into play, and the possible consequences.

Restrictive Covenants

As outlined in their respective arrangements, the Named Executive Officers are subject to a non-competition obligation for one year, and a non-solicitation obligation for two years, following the termination of the officer’s employment. The Named Executive Officers are also subject to confidentiality obligations, and Messrs. Davis, Feinberg and Oliver are subject to customary non-disparagement obligations.

Termination Following Change in Control

If a change in control occurs, and if other triggering events occur (including termination of employment by us without cause or the executive leaving our employment for good reason), the executive is entitled to receive the following:

•

Payment equal to the sum of (i) three times the Named Executive Officer’s base salary and (ii) three times the target annual incentive payment for the year in which termination occurs (if Mr. Evanson’s termination occurs after June 15, 2009, he will instead receive the sum of his base salary and target annual incentive payment).

•	Payment equal to the executive’s target annual incentive for the year of termination, which is prorated for the number of days he was employed by the Company.

•

Any unvested performance shares, unvested stock options and unvested stock units held by the executives will accelerate, vest and become exercisable or payable. The stock options will be exercisable for five years for Mr. Evanson and three years for all other Named Executive Officers, but not to exceed the original expiration date.

•

For Messrs. Evanson and Dudzinski, three years continued coverage for medical, dental, disability, and life insurance benefits (one year for Mr. Evanson if his termination occurs after June 15, 2009). For all other Named Executive Officers, a lump sum payment of $60,000 with respect to health and welfare coverage.

•

Mr. Evanson will also receive, in lieu of payments under the Supplemental Plan, an additional lump sum cash payment equal to $66,667 for each month of employment with the Company and each remaining month in the term of his employment agreement.

•

Except for Mr. Evanson, the Named Executive Officers will also be vested in the Supplemental Plan and credited for additional specified years (per Mr. Dudzinski’s employment agreement or applicable plan provisions) for purposes of determining benefits under the Supplemental Plan.

•	Mr. Dudzinski’s employment agreement expires on August 9, 2009. Any employment arrangement, including compensation and benefits, beyond this date has not yet been determined.

The term “change in control” (as further defined in the relevant agreement) includes the occurrence of any of the following events:

(a)	any person is or becomes the beneficial owner of our securities representing more than 20% of the combined voting power of our then outstanding securities;

(b)	a majority of your Board is replaced without approval of at least two-thirds of the current Board members;

(c)	a reorganization, merger, consolidation or sale of the Company or other disposition of all or substantially all of our assets (a “business combination”) is consummated and results in a change of ownership of more than 40% of our outstanding voting securities; or

(d)	our stockholders approve a plan of complete liquidation or dissolution of the Company.

For Mr. Evanson (as further defined in the relevant agreement) the term “cause” includes Mr. Evanson engaging in willful gross misconduct or willful gross neglect in bad faith or unreasonably and which causes the Company material economic harm or the conviction of certain felonies. For all other Named Executive Officers (as further defined in Mr. Dudzinski’s employment agreement or the Company’s change in control plan) the term “cause” includes the executive officer engaging in willful misconduct, fraud, failing to perform a substantial part of his duties or the conviction of a felony. The term “good reason” is defined in the relevant arrangement with each Named Executive Officer and includes a reduction in pay, responsibilities, duties or authority or a requirement that the executive officer relocate.

Under Section 4999 of the Code, there is a substantial excise tax imposed on the executive officer if the net present values of any benefits due, as a result of a change in control, are equal to or greater than a threshold amount, which is three times the executive’s five-year average income. This provision can sometimes render arbitrary results, due to the mechanical nature of the calculation and the effect of one time items such as relocation reimbursements. Accordingly, if a change in control occurs, the Company will make a gross-up payment to the Named Executive Officer, such that the executive officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. However, for Messrs. Davis, Feinberg and Oliver, the applicable plan is structured to avoid gross-up payments by reducing the change in control payments to be less than the threshold amount if the amount otherwise payable to the executive is not more than 110% of the threshold. The final structure and specifics of any payment will dictate whether any excise taxes will be due on these payments.

Termination Without Cause or Termination for Good Reason with No Change in Control

If we terminate Mr. Evanson’s employment without cause, or if he terminates his employment for good reason, Mr. Evanson would receive the following:

•

Payment equal to the sum of (i) three times his base salary and (ii) three times his target annual incentive payment for the year in which termination occurs (if Mr. Evanson’s termination occurs after June 15, 2009, he will instead receive the sum of his base salary and target annual incentive payment).

•	Payment equal to his target annual incentive for the year of termination prorated for the number of days that he was employed by the Company.

•

Any unvested performance shares, unvested stock options and unvested stock units held by him will accelerate, vest and become exercisable or payable. The stock options will be exercisable for five years, but not to exceed the original expiration date.

•

Mr. Evanson will also receive, in lieu of payments under the Supplemental Plan, an additional lump sum cash payment equal to $66,667 for each month of employment with the Company and each remaining month in the term of his employment agreement.

•	Mr. Evanson will receive three years (one year if his termination occurs after June 15, 2009) continued coverage for medical, dental, disability, and life insurance benefits.

If we terminate the employment of Messrs. Davis, Feinberg and Oliver without cause or if they terminate their employment for good reason, or if we terminate Mr. Dudzinski’s employment without cause, the executive is entitled to receive the following:

•

For Mr. Dudzinski, payment equal to the sum of (i) two times his base salary and (ii) two times the target annual incentive payment for the year in which termination occurs. For Messrs. Davis, Feinberg and Oliver, payment equal to the sum of (i) two times their base salary and (ii) two times their average annual incentive payments for the prior three years or since they were employed by us, whichever is shorter.

•

For Mr. Dudzinski, payment equal to his target annual incentive for the year of termination prorated for the number of days he was employed by the Company. For Messrs. Davis, Feinberg and Oliver, payment equal to their average annual incentive payments for the prior three years or since they were employed by us, whichever is shorter, which is prorated for the number of days they were employed by the Company.

•

For Mr. Dudzinski, his unvested stock options granted prior to 2008 will accelerate and remain exercisable for three years (but not beyond the original expiration date) and his unvested stock units shall become payable.

•

For Mr. Feinberg, his unvested stock options granted prior to 2008, that would have vested if Mr. Feinberg continued to be employed by us for one year following his termination date, will vest on the scheduled vesting dates and remain exercisable for up to 90 days.

•

For Messrs. Davis, Dudzinski, Feinberg and Oliver, with respect to their 2008 grants, a prorated portion of performance shares and a prorated portion of unvested stock options held by the executives will accelerate, vest and become exercisable or payable. The stock options will be exercisable for three years, but not to exceed the original expiration date.

•

Mr. Dudzinski will receive two years continued coverage for medical, dental, disability, and life insurance benefits. For all other executives, a lump sum payment of $30,000 will be paid with respect to health and welfare coverage.

•

Mr. Dudzinski will be vested in the Supplemental Plan and credited for additional specified years (per his employment agreement) for purposes of determining benefits under the Supplemental Plan. For all other Named Executive Officers, the executive will be vested in the Supplemental Plan if he has five years of service with us as of the termination date.

•	Mr. Dudzinski’s employment agreement expires on August 9, 2009. Any employment arrangement, including compensation and benefits, beyond this date has not yet been determined.

Termination Due To Death or Disability

If the employment of Messrs. Evanson, Davis, Dudzinski, Feinberg and Oliver is terminated due to the executive officer’s death or disability, the executive or his estate is entitled to receive the following:

•	For Messrs. Evanson and Dudzinski, payment equal to the executive’s target annual incentive for the year of termination prorated for the number of days that the executive was employed by the Company.

•

For Mr. Evanson, any unvested performance shares and unvested stock options will accelerate, vest and become exercisable or payable. The stock options will be exercisable for three years, but not to exceed the original expiration date.

•	For Mr. Evanson, in lieu of payments under the Supplemental Plan, a lump sum cash payment equal to $66,667 for each month of employment with the Company.

•	For Messrs. Davis, Dudzinski, Feinberg and Oliver, any unvested performance shares prorated for the number of days he was employed by the Company, unvested stock options and unvested stock units will accelerate, vest and become exercisable or payable. The stock options granted to Mr. Dudzinski prior to 2008 will be exercisable for two years, and stock options granted in 2008 will be exercisable for one year, but not to exceed the original expiration date.

Termination Due to Retirement

If Mr. Evanson retires on or after June 15, 2009, the performance shares and stock options granted to him in 2008 shall become fully vested and the performance shares and stock options granted to him in 2009 shall become vested as to 25% of the shares and options if his retirement is on or after September 15, 2009, 50% of the shares and options if his retirement is on or after December 15, 2009, 75% of the shares and options if his retirement is on or after March 15, 2010, and 100% of the shares and options if his retirement is on or after June 15, 2010. In addition, if Mr. Evanson retires on or after June 15, 2009, any vested stock options shall be exercisable until the expiration of the original term and he will receive a payment equal to his target annual incentive for the year of termination prorated for the number of days that he was employed by the Company.

If Messrs. Davis, Dudzinski, Feinberg or Oliver retires, any unvested performance shares and unvested stock options, prorated for the number of days he was employed by the Company, will accelerate, vest and become exercisable or payable. The stock options granted will be exercisable for three years, but not to exceed the original expiration date.

Additional information about vested retirement benefits of our Named Executive Officers is provided in the Pension Benefits table above, and the related notes.

Termination Following Expiration of the Employment Agreement Term

If Mr. Evanson’s employment is terminated for any reason following the expiration of his employment agreement term on June 15, 2010, we will pay a lump sum cash payment equal to his target incentive amount prorated for the year in which his termination occurs and, in lieu of payments under the Supplemental Plan, a lump sum cash payment equal to $66,667 for each month of employment with the Company. Also, if the termination is other than for cause, any unvested performance shares, unvested stock options, and unvested stock units granted in 2008 and 2009 will accelerate, vest and become exercisable or payable. The stock options will be exercisable until the original expiration date of the option.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth potential benefits that each Named Executive Officer would be entitled to receive upon termination of employment in the situations outlined above. Unless otherwise specified, the amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated at December 31, 2008.

Consistent with SEC instructions, the amounts shown in the table below exclude obligations due from the Company following a triggering event for (i) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (ii) vested benefits under our Retirement Plan and Employee Stock Ownership and Savings Plan; (iii) accrued vacation pay; (iv) reimbursement of reasonable business expenses incurred prior to the date of termination; and (v) any other compensation or benefits to which the Named Executive Officer may be entitled that are available generally to our salaried employees and provide for the same method of allocation of benefits. For the Supplemental Plan, the amounts provided below represent the present value of a single life annuity payable at the later of the earliest retirement age or December 31, 2008. Values for stock option and stock unit grants are based on our closing price of $33.86 on December 31, 2008. Additional information about vested retirement benefits is provided in the Pension Benefits table above.

Name	Severance Amount (1)	Accelerated Vesting of Stock Options	Accelerated Vesting of Stock (2)	Benefit Continuation (3)	Estimated Tax Gross-Up (4)	Total
Paul J. Evanson
Change in Control	$9,000,000	—	$2,650,256	$1,271,949	—	$12,922,205
Good Reason/Without Cause	$9,000,000	—	$1,602,100	$1,271,949	—	$11,874,049
For Cause	—	—	—	—	—	$0
Retirement	—	—	—	—	—	$0
Agreement Term Expiration	$682,192	—	$1,602,100	—	—	$2,284,292
Death/Disability	$1,350,000	—	$1,602,100	—	—	$2,952,100

Kirk R. Oliver
Change in Control	$2,841,473	$50,296	$83,668	$261,410	—	$3,236,847
Good Reason/Without Cause	$1,631,815	$1,397	$2,811	$30,000	—	$1,666,023
For Cause	—	—	—	—	—	$0
Retirement	—	—	—	—	—	$0
Death/Disability	—	$50,296	$2,811	—	—	$53,107

David M. Feinberg
Change in Control	$2,000,000	$154,320	$164,086	$338,869	$943,324	$3,600,599
Good Reason/Without Cause	$1,231,000	$96,320	$33,063	$30,000	—	$1,390,383
For Cause	—	—	—	—	—	$0
Retirement	—	—	—	—	—	$0
Death/Disability	—	—	$33,063	—	—	$33,063

Edward Dudzinski
Change in Control	$1,650,000	$479,000	$276,365	$995,085	—	$3,400,450
Good Reason	—	—	—	—	—	$0
Without Cause	$1,155,000	$479,000	$172,246	$970,242	—	$2,776,488
For Cause	—	—	—	—	—	$0
Retirement	—	—	—	—	—	$0
Death/Disability	$165,000	$479,000	$193,231	—	—	$837,231

Curtis H. Davis
Change in Control	$1,967,671	—	$164,086	$361,825	—	$2,493,582
Good Reason/Without Cause	$1,367,671	—	$27,553	$30,000	—	$1,425,224
For Cause	—	—	—	—	—	$0
Retirement	—	—	—	—	—	$0
Death/Disability	—	—	$27,553	—	—	$27,553

(1)	Includes appropriate multiples of base salary and annual incentives as outlined in their respective arrangements.

(2)	With respect to any performance shares, the number of shares and associated value is based on the December 31, 2008 results and share price.

(3)	Includes payments with respect to health and welfare, and retirement benefits as outlined in their respective arrangements.

(4)	With respect to tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20% and an individual tax rate of 40.52% (a 35% federal income tax rate, a 1.45% Medicare tax rate and a 4.07% state and local income tax rate).

RELATED PERSON TRANSACTIONS

We recognize that transactions between the Company and our directors and executive officers or their immediate family members may raise questions as to whether those transactions present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our stockholders. It is our policy to enter into or ratify these transactions only when your Board or the Governance Committee determines that the transaction is in, or is not inconsistent with, our best interests and those of our stockholders. Accordingly, the Governance Committee charter requires the Governance Committee to review and approve all transactions between us or any of our subsidiaries and any related person that are required to be disclosed under applicable SEC rules and regulations. Your Board has also adopted a formal policy that requires the Governance Committee to review and, if appropriate, to approve or ratify all such related person transactions in an amount exceeding $120,000, subject to certain exclusions further described below. Based on the Governance Committee’s review and the applicable SEC rules and regulations, the Governance Committee determined there were no related person transactions that required disclosure in this proxy statement.

Pursuant to the policy discussed above, the Governance Committee has delegated to the Governance Committee chairperson the authority to approve any related person transaction if the aggregate amount of the transaction is expected to be less than $2 million. The policy excludes certain categories of transactions that the applicable SEC rules and regulations also exclude from the definition of related person transactions and certain other transactions for which the Governance Committee has determined would not constitute a direct or indirect material interest. These excluded transactions include, but are not limited to, transactions that are competitively bid, regulated transactions where the rates or charges are fixed in conformity with law or governmental authority, certain banking-related services, certain transactions that are not in excess of the greater of $1 million or 2% of the other organization’s revenues and transactions where all stockholders receive proportional benefits. The policy further requires that, at least annually, the Governance Committee be provided with a summary of certain transactions, including, but not limited to, each transaction that was approved by the Governance Committee chairperson.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative 5-year total return on our common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index, assuming the investment of $100 in each on December 31, 2003 and the reinvestment of all dividends. The performance included in this graph is not indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *

Among Allegheny Energy, Inc., the S&P 500 Index

and the Dow Jones US Electricity Index

*	$100 invested on 12/31/03 in stock & index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2009 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

Copyright© 2009 Dow Jones & Co. All rights reserved.

	Cumulative Total Return
	12/03	12/04	12/05	12/06	12/07	12/08
Allegheny Energy, Inc.	100.00	154.47	248.04	359.80	499.76	269.79
S & P 500	100.00	110.88	116.33	134.70	142.10	89.53
Dow Jones US Electricity	100.00	124.36	145.33	175.64	212.53	147.60

In addition, the total return on our common stock has outperformed all other electric utilities in the EEI index over the past five years. This index includes 57 electric utilities. EEI is the association of U.S. electric utilities whose members serve 95 percent of the ultimate customers in the shareholder-owned segment of the industry, and represent approximately 70 percent of the U.S. electric power industry.

SECURITY OWNERSHIP OF DIRECTORS, NAMED

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of our common stock that are beneficially owned, directly or indirectly, by each of our directors and Named Executive Officers, and all of our directors and executive officers as a group as of March 1, 2009, and each beneficial owner of more than 5% of our common stock. Based on a review of filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 1, 2009, we are aware of two holders of more than 5% of the outstanding shares of our common stock.

Name (1)	Shares of the Company’s Common Stock (2)	Percent of Class
Paul J. Evanson	1,570,678	*
H. Furlong Baldwin	25,779	*
Eleanor Baum	24,227	*
Cyrus F. Freidheim, Jr.	25,834	*
Julia L. Johnson	17,779	*
Ted J. Kleisner	17,324	*
Christopher D. Pappas	4,911	*
Steven H. Rice	14,170	*
Gunnar E. Sarsten	48,858	*
Michael H. Sutton	17,806	*
Curtis R. Davis	5,500	*
Edward Dudzinski	96,151	*
David M. Feinberg	49,848	*
Kirk R. Oliver	0	*
Philip L. Goulding	228,297	*
All of our current directors and current executive officers as a group (16 persons)	1,934,125	1.1
FMR LLC (3)	11,532,664	6.8
Capital World Investors (4)	8,913,680	5.3

*	Indicates less than one percent.

(1)	Other than FMR LLC and Capital World Investors, the address for each stockholder listed is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

(2)	Includes the following options exercisable within 60 days of March 1, 2009: Mr. Evanson – 238,833; Mr. Sarsten – 23,000; Mr. Davis – 5,500; Mr. Dudzinski – 78,490; and Mr. Feinberg – 49,500.

For Mr. Rice, excludes 476 shares owned by his spouse. Mr. Rice owns 6,700 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares. Mr. Sarsten owns 24,858 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares. Mr. Goulding owns 225,191 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares.

(3)	This information is based solely on the Schedule 13G/A filed by FMR LLC on February 17, 2009, reporting beneficial ownership of 11,532,664 shares of the Company’s common stock as of December 31, 2008. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. These shares include:

(i)	11,263,012 shares held by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and acting as investment adviser. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 11,263,012 shares owned by the funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned by the funds, which power resides with the funds’ Boards of Trustees;

(ii)	1,559 of shares held by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC and an investment advisor;

(iii)	187,473 shares held by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 187,473 shares and sole power to vote or to direct the voting of 180,463 of such shares that are owned by the accounts managed by PGATC; and

(iv)	80,620 shares held by FIL Limited (“FIL”) which provides advisory and management services. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(4)	This information is based solely on the Schedule 13G filed by Capital World Investors on February 13, 2009, reporting beneficial ownership of 8,913,680 shares of the Company’s common stock as of December 31, 2008. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital World Investors has sole power to dispose or to direct the disposition of 8,913,680 shares and sole power to vote or to direct the voting of 1,870,280 shares.

EQUITY COMPENSATION PLAN INFORMATION

This table provides certain information as of December 31, 2008 with respect to our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	2,092,978	(2)	$25.99	4,583,139
Equity compensation plans not approved by security holders	5,087	(3)	N/A	0
Total	2,098,065		$25.93	4,583,139

(1)	Includes the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and the Allegheny Energy, Inc. Non-Employee Director Stock Plan.

(2)	Includes shares granted to directors under the Allegheny Energy, Inc. Non-Employee Director Stock Plan that were deferred and stock options previously granted under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan.

(3)	Includes unvested units awarded under the Allegheny Energy, Inc. Stock Unit Plan.

For more information regarding these equity compensation plans, see “Compensation Discussion and Analysis” and “Non-Employee Director Compensation” above.

We historically have granted equity awards under our 1998 Long-Term Incentive Plan and our Stock Unit Plan (together, the “Prior Plans”). Upon stockholder approval on May 15, 2008, the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan became effective and no further awards were made under the Prior Plans and any awards granted under the Prior Plans remained outstanding in accordance with their terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports with the SEC concerning their ownership of our common stock and other equity securities of the Company. Based on the Company’s review of these filings, we believe that all of our directors, executive officers and stockholders who are subject to Section 16(a) filed such reports with respect to our common stock on a timely basis in 2008.

2009 PROPOSALS

Company Proposals

We intend to submit the following two proposals for approval by our stockholders at the meeting.

Item 2 – Ratification of Independent Auditor

By NYSE and SEC rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Audit Committee also evaluates and monitors the independent auditors’ qualifications, performance and independence. This evaluation includes a review and evaluation of the lead partner of the independent auditors. The Audit Committee also takes into account the opinions of management and the Company’s chief audit executive.

The Audit Committee has appointed Deloitte & Touche to audit our consolidated financial statements for the fiscal year ending December 31, 2009 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte & Touche as the Company’s independent auditor for 2009.

The Audit Committee completed a process in 2007 to select the Company’s independent auditor for 2008. After an extensive review process, on October 3, 2007, the Audit Committee appointed Deloitte & Touche to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other audit-related services. Also, on October 3, 2007, the Audit Committee dismissed PwC as the Company’s independent auditor. PwC’s dismissal became final on February 27, 2008 when PwC completed its procedures regarding the Company’s audited financial statements for the year ending December 31, 2007 and the Annual Report on Form 10-K in which such financial statements were included. During the year ended December 31, 2007, and through February 27, 2008, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such year, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The report of PwC on the Company’s consolidated financial statements, as of and for the year ended December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the year ended December 31, 2007 through February 27, 2008, the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In addition, the Audit Committee has adopted a policy that if a majority of the votes cast at the 2009 annual meeting are against ratification, the Audit Committee will reconsider its selection of Deloitte & Touche. The Audit Committee will be under no obligation, however, to select new independent auditors. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons that our stockholders did not ratify its selection of Deloitte & Touche and will take those views into account in this and future appointments.

It is anticipated that a Deloitte & Touche representative will be present at the annual meeting and available to respond to appropriate questions from our stockholders and be given the opportunity to make a statement if they wish to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent auditor and will so vote proxies received that do not otherwise specify.

Item 3 – Approval of the Allegheny Energy, Inc. Annual Incentive Plan

Introduction

Your Board has adopted the Company’s Annual Incentive Plan (the “Annual Incentive Plan” or “plan”), subject to approval by our stockholders. If approved by our stockholders, the effective date of the Annual Incentive Plan will be January 1, 2009. Below is a summary of the Board’s reasons for adopting this plan and seeking stockholder approval.

Also provided below is a summary of the material features of the Annual Incentive Plan. It is not intended to be a complete description and is qualified in its entirety by the full text of the plan document, which is attached to this proxy statement as Annex A and is incorporated by reference into this proposal.

Why Your Board is Asking for Stockholder Approval

Your Company ties a portion of its executive officers’ cash compensation to the achievement of performance goals using an annual incentive plan. Under the plan, our executive officers can earn incentive compensation that varies based on performance relative to goals pre-set annually by the Compensation Committee, currently acting as the “committee” referenced below in this proposal. Under Section 162(m) of the Code and related regulations and guidance, the Company cannot deduct taxable compensation in excess of $1,000,000 that it pays to an individual who, as of the last day of the relevant tax year, is a “covered employee” (the company’s principal executive officer and any of its three other highest paid officers other than the company’s principal financial officer) unless such compensation meets the Code’s definition of “qualified performance-based compensation.” Annual incentive compensation cannot be qualified performance-based compensation under the Code unless it is paid under a written plan that stockholders approve.

In order to provide qualified performance-based compensation under the Annual Incentive Plan, the Company previously submitted the plan to stockholders for approval. The Company’s Annual Incentive Plan was approved by our stockholders in 2004. However, the Code generally requires companies to obtain stockholder approval of their annual incentive plans every five years. Therefore, your Board is asking the Company’s stockholders to renew their approval of the Annual Incentive Plan to help the Company maintain the tax deductibility of annual incentive compensation paid to its employees.

Material Provisions of the Annual Incentive Plan

Purposes of the Annual Incentive Plan.    The purposes of the Annual Incentive Plan are: (i) to recognize and reward outstanding performers who have contributed significantly to the Company’s success and to their respective business units; (ii) to align the corporate vision, goals and business strategy with our compensation strategy; and (iii) to provide a compensation environment that will attract, retain and motivate employees.

Compensation Under the Annual Incentive Plan.    Under the plan, the Company may pay annual cash incentive compensation which may be deductible under the Code. The amount of such annual incentive compensation will vary based on the level of attainment with respect to one or more performance goals pre-established by the committee. Incentive compensation may be zero if the Performance Threshold (as further described below) is not attained.

Administration of the Plan.    The Compensation Committee, composed of outside independent directors, is the committee that currently administers this plan. The committee has full and exclusive power to administer and interpret the plan, to grant awards under the plan and to adopt administrative rules, regulations, procedures and guidelines governing the plan and the awards. The committee has the power to correct any defect, supply any omission or clarify any inconsistency in the plan and to take such actions and make such administrative determinations as the committee deems appropriate in its discretion. The committee may, with respect to plan participants who are not covered employees, delegate to one or more officers or directors of the Company some or all of its authority over the administration of the plan.

Eligibility.    Each employee of the Company and its subsidiaries at management levels to be determined by the committee shall be eligible to participate in the plan. As of the date of this proxy statement, approximately 90 employees are eligible to participate in the Annual Incentive Plan.

Performance Threshold/Committee Discretion to Adjust Annual Incentive Amounts.    Each award under the Annual Incentive Plan is conditioned on the Company’s achievement of the pre-established performance threshold established by the committee for each year that the Annual Incentive Plan is in effect (the “Performance Threshold”). The Performance Threshold is measured on the Company’s Adjusted Net Income, as defined in the plan.

Upon attainment of the Performance Threshold in a given fiscal year, each plan participant will be eligible for an award equal to two hundred percent (200%) of their target award for that year. Awards payable to participants will, however, be subject to reduction by the committee based on its discretion. In exercising its discretion, the committee may take into account a number of performance-based factors (as further described below), including: (i) financial indicators, (ii) operational indicators, (iii) achievement of specified corporate objectives, (iv) evaluations of the participant’s individual performance and (v) such other factors as the committee may determine. The committee’s exercise of its discretion may result in a participant being granted no award.

The committee may also adjust the Performance Threshold to reflect significant unforeseen events and other factors under certain conditions, but only if such adjustment does not cause an award to a covered employee to no longer be qualified performance-based compensation for purposes of Section 162(m) of the Code.

Performance-Based Factors.    Under the Annual Incentive Plan, we provide award opportunities as an incentive to achieve Company goals. The committee assigns a percentage weight to the performance objectives that are chosen by the Board or committee, as applicable. The performance objectives may include one or more of the following: adjusted net income, operating income, operating expenses, return on investment, return on stockholders’ equity, stock price appreciation, adjusted earnings before interest, taxes, depreciation and amortization, service unavailability, generator availability, OSHA recordable incident rate, customer satisfaction, relative total stockholder return, earnings per share and/or growth in earnings per share. The 2009 performance objectives include “Corporate Objectives” representing Company-wide goals, and “Key Performance Factors” reflecting measurable corporate and business unit targets and goals. The performance objectives for 2009 are further described under the “Compensation Discussion and Analysis – 2009 Compensation Actions” section above in this proxy statement.

Certification of Performance and Payment of Annual Incentives.    After the end of each year, awards under the plan will be paid in cash as soon as practicable (but no later than March 15th) after financial statements for the performance year have been prepared and the committee has certified that the performance threshold has been achieved. The maximum annual incentive that the Company may pay under the plan to any participant for any year is $2,400,000.

Termination of Employment and Change in Control.    Generally, a participant will not receive annual incentive compensation for a year unless he or she is an employee on the date that the compensation is paid. However, upon a change in control of the Company or a termination of employment in some circumstances, a prorated payment will be paid to our executive officers as further described in the “Potential Payments Upon Termination or Change in Control” section above in this proxy statement.

Amendment and Termination.    If approved, the Annual Incentive Plan will be in effect for a five-year period ending December 31, 2013. The plan may be amended or terminated at any time and from time to time by the Board and the committee, except that no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m) of the Code. Neither an amendment to the plan nor the termination of the plan will adversely affect any right of any plan participant with respect to any award without such participant’s consent.

Other Information

If stockholders do not approve the Annual Incentive Plan, the Company will reconsider the alternatives available with respect to the compensation of our management level employees. The Company has obligations under employment agreements with certain executive officers to extend participation in our Annual Incentive Plan to such executive officers. The failure to provide these executive officers with the opportunity to participate in the Annual Incentive Plan may trigger certain payments and benefits to these executive officers as further described in the “Potential Payments Upon Termination or Change in Control” section above.

New Plan Benefits

The following table indicates the amount of the maximum annual incentive compensation payable for 2009 to each of the named executive officers, all current executive officers as a group, and all current employees other than executive officers as a group if the performance goals under the Annual Incentive Plan are attained. The non-management directors do not participate in the Annual Incentive Plan.

Name and Position	Maximum Annual Incentive Payable for 2009 [1]
Paul J. Evanson, Chairman, President and Chief Executive Officer [2]	$2,400,000
Kirk R. Oliver, Senior Vice President and Chief Financial Officer	$787,500
David M. Feinberg, Vice President, General Counsel & Secretary	$400,000
Edward Dudzinski, Vice President, Human Resources and Security	$330,000
Curtis H. Davis, Chief Operating Officer, Generation	$400,000
Philip L. Goulding, Former Senior Vice President and Chief Financial Officer	$0
All current executive officers (7 persons)	$4,881,519
All current employees other than executive officers	$6,306,193

1	Based on 200% of the target awards and estimated 2009 base earnings, which are subject to adjustment.

2	For Mr. Evanson, if his actual award for any year exceeds the maximum amount of $2.4 million under the Annual Incentive Plan, any excess amount will be awarded pursuant to a separate arrangement.

Your Board believes that the Annual Incentive Plan is in the best interests of the Company and our stockholders and therefore recommends that the stockholders vote for the approval of the Annual Incentive Plan.

Your Board recommends a vote FOR the approval of the Allegheny Energy, Inc. Annual Incentive Plan and will so vote proxies received that do not otherwise specify.

Stockholder Proposal

The following proposal, reproduced verbatim, was submitted by a single stockholder for inclusion in this proxy statement.

The following stockholder proposal contains assertions that we believe are factually incorrect. We are not responsible for the accuracy or content of the stockholder proposal or supporting statement. We also have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board has recommended a vote against the stockholder proposal for the reasons set forth following the proposal. The name and address of the stockholder submitting the proposal, as well as the number of shares held, will be furnished by us to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. The stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

Item 4 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of John Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. The governing documents of our company should not have text that makes a shareholder right to call a special meeting moot or only remotely possible through tedious technical hurdles, exclusion provisions and/or overriding powers vested in our board.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•

Our directors also served on boards rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, and yet held positions of greater responsibility at our company:

Cyrus Freidheim Sun-Times Media (SVN) – chaired our nomination committee

Furlong Baldwin W. R. Grace (GRA) – chaired our executive pay committee

•	Post-retirement-age directors chaired our key nomination and executive pay committees (succession planning concern):

Cyrus Freidheim

Furlong Baldwin

•	Yet five of our directors served on no other significant corporate boards – Experience concern.

•	Three directors had 16 to 22 years director tenure (independence concern) and also held 5 seats on our key board committees (audit, nomination and executive pay):

Gunnar Sarsten

Eleanor Baum

Steven Rice

•	Furthermore long-tenured directors (independence concern) Eleanor Baum and Steven Rice made up 50% of our 4-member key Audit Committee.

•

Julia Johnson, another member of our audit committee was designated an “Accelerated Vesting” director by The Corporate Library. This was due to her involvement with speeding up stock option vesting to avoid recognizing the related cost.

•	Julia Johnson also served on our nomination committee.

•	We had no shareholder right to:

An independent Board Chairman.

Advisory vote on executive pay.

Shareholder right to act by written consent.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings – Yes on 4

Item 4 – Your Board Unanimously Recommends a Vote AGAINST This Proposal.

Your Board’s Response

Your Board has considered this proposal and believes that its adoption is unnecessary and redundant, because effective means are already in place for our stockholders to call special meetings. The current requirement also prevents a small group of stockholders from calling costly and possibly numerous special meetings on topics and for reasons that are not in the best interests of the Company or a majority of our stockholders. While your Board appreciates the proponent’s interest, the Company’s current governing documents, applicable law and NYSE rules appropriately address the calling of special stockholder meetings. Therefore, we believe that the existing mechanisms already in place implement the essential objective of the proposal, which is to allow the stockholders of the Company to call a special meeting.

This proposal calls for amending the bylaws to permit holders of 10% of the Company’s outstanding common stock to call special stockholder meetings. The proposal further provides that any such changes adopted by the Company should not include any exceptions or exclusions.

Your Board amended Article II, Section 3 (Special Meetings) of the Company’s bylaws on December 6, 2007 and again on December 4, 2008, allowing stockholders of at least 25% of all votes entitled to be cast the right to call a special meeting and removing certain exceptions or exclusions.

The proponent suggests that a lower threshold of stockholders should be allowed to call a special meeting to vote on important matters that may arise between annual meetings. However, your Company is incorporated in

Maryland, and Maryland law already provides that stockholders must be given the opportunity to vote on major corporate actions such as mergers, the sale or disposition of all or substantially all of the assets of a company, or amendments to a company’s charter. The NYSE standards also require us to seek stockholder approval for stock compensation plans and, in many circumstances, transactions that would result in a change in control of the Company and the issuance of common stock or securities convertible into common stock. Thus, the requirement for stockholders to vote on important matters is already well established.

There is no merit to the proponent’s contention that your Board may become insulated from investors. In fact, contrary to the proponent’s assertions, the Company has instituted strong governance practices and policies that demonstrate your Board’s commitment to transparency and accountability. These practices and policies cover a wide array of subject areas, including:

•	Declassified Board – All of our directors serve one-year terms and stand for re-election at each annual meeting.

•	Cumulative Voting – Our charter provides for a cumulative vote standard for the election of directors.

•	Majority Voting – Our bylaws provide for a majority vote standard for the election of directors in an uncontested election.

•	Strict Director Independence Standards – Nine of your Board’s ten members are independent.

•	Lead/Presiding Director – Your Board established a Presiding Director position in 2003.

•	Annual Evaluations – An evaluation of the CEO and a self-evaluation of the entire Board are performed annually.

•

Director Retirement Policy – Our Corporate Governance Guidelines require that our non-management directors not stand for re-election at age 75, with the exception of one Board member who was age 75 or older at the time the policy was implemented.

•	Special Meetings – Our bylaws allow our stockholders to call special meetings.

•	Stockholder Action by Written Consent – Our bylaws allow our stockholders to act by written consent.

•	Elimination of the Stockholder Rights Plan – The Company terminated its stockholder rights plan (“poison pill”) in 2004.

•

Frequent Interaction with our Stockholders – The Company’s current disclosure environment includes public filings, news releases, analyst calls and live investor and analyst meetings in which matters important to our stockholders are discussed.

•	Stockholder Communication Process – Our Board has established a process that enables our stockholders to communicate with our directors.

Additionally, for a company with as many stockholders as we have, a special meeting of stockholders is a very expensive and time-consuming endeavor because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of your Board and members of senior management to prepare for and conduct the meeting. Enabling a small minority of stockholders to call special meetings on topics in which the vast majority of stockholders have little or no interest, or for their own narrow purposes, could impose substantial administrative and financial burdens on us and significantly disrupt the conduct of our business. Calling special meetings of stockholders is not a matter to be taken lightly, and such a meeting should be called in extraordinary circumstances where either fiduciary obligations or strategic concerns require the matters at issue to be addressed before the next annual meeting.

Given our strong governance practices, and the monetary and non-monetary costs discussed above, your Board believes that our current governing documents, applicable law and NYSE rules provide a fair balance between efficiency and stockholder empowerment. Accordingly, this proposal is unnecessary and redundant.

For these reasons, your Board unanimously recommends that our stockholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals on matters appropriate for stockholder consideration consistent with the regulations of the SEC and submitted by stockholders for inclusion in the proxy statement and form of proxy for the 2010 annual meeting must be received by the Company’s Secretary no later than November 26, 2009. Stockholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement. If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing by the date specified above to the attention of the Secretary of the Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

ADVANCE NOTICE PROCEDURES

Under the Company’s bylaws, proposals and nominations for election of directors made by stockholders submitted for consideration at the 2010 annual meeting, but not for inclusion in the Company’s proxy statement and form of proxy, must be received by the Company’s Secretary no later than December 26, 2009 and no earlier than November 26, 2009. Such proposals and nominations will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law, our Charter and bylaws. Notice of such proposals and nominations must also comply with certain informational and other requirements set forth in the Company’s bylaws. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the SEC rules.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and our annual report are being sent to our stockholders who share a single address unless we have received contrary instructions from any stockholder at that address. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses. The Company has instituted this procedure for all stockholders of record.

If one set of these documents was sent to your household, and one or more of you would prefer to receive your own set, either of the current proxy statement or annual report, or of future proxy statements and annual reports, please contact our stock transfer agent, BNY Mellon Shareowner Services, by telephone at (800) 648-8389 or by mail at P.O. Box 358015, Pittsburgh, PA 15252-8015.

If your shares are held by a bank, broker or other holder of record, please contact your bank, broker or other holder of record directly if you have questions about delivery of materials, require additional copies of this proxy statement or annual report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

OTHER MATTERS

Your Board is not aware of any other matters which may come before this annual meeting of stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company and our subsidiaries personally, by telephone or other means, and we may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important to return your proxy card promptly. Stockholders are urged to mark, date, sign and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. Stockholders do not need to affix any postage if the proxy is mailed in the enclosed envelope in the United States. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 p.m. on May 20, 2009. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate our stockholders’ identities, to allow our stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2008 are available on our website at www.alleghenyenergy.com/proxymaterials.

Annex A

ANNUAL INCENTIVE PLAN

ALLEGHENY ENERGY, INC.

(Amended and Restated as of January 1, 2009)

SECTION 1. PURPOSES

The purposes of the Plan are: (i) to recognize and reward outstanding performers who have contributed significantly to the Company’s success and to their respective business units; (ii) to align the corporate vision, goals and business strategy to compensation strategy; and (iii) to provide a compensation environment that will attract, retain and motivate employees.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms have the following meanings:

“Adjusted Net Income” of the Company for any Performance Year shall mean the consolidated net income of the Company and its Subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact of changes in accounting principles, extraordinary items, non-recurring charges or gains, unrealized gains or losses relating to Financial Transmission Rights and derivative hedge activities that do not receive hedge accounting treatment, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God such as hurricanes and any other adjustments deemed appropriate by the Committee in order to reflect the Company’s core results and underlying trends.

“Award” shall mean the amount payable in cash as annual incentive compensation to a Participant under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” shall mean the Management Compensation and Development Committee of the Board or any other committee of the Board having delegated authority over the administration of the Plan.

“Company” shall mean Allegheny Energy, Inc., a Maryland corporation.

“Corporate Performance Goals” shall mean the pre-established, objective performance goals established by the Committee upon attainment of which the Award is paid.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Employee” shall mean an employee of the Company or any Subsidiary.

“Employment” shall mean continuous employment with the Company or a Subsidiary.

“Maximum Award” shall mean, for any Participant, two hundred percent (200%) of such Participant’s Target Award or, if lesser, the amount specified in Section 5(e).

“Participant” shall mean an Employee who is eligible to receive an Award under the Plan.

“Performance Measure” shall mean the measure upon which Awards are based and shall mean, for any Performance Year, the Adjusted Net Income of the Company.

“Performance Threshold” shall mean, in relation to any Performance Year, the minimum level of performance that must be achieved with respect to the Performance Measure in order for an Award to become payable pursuant to this Plan.

“Performance Year” shall mean the period from January 1 through December 31 of any given year upon which the next Award payout is based.

“Plan” shall mean the Annual Incentive Plan of the Company, as amended.

“Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, fifty percent or more of the total combined voting power of all classes of stock or other securities.

“Target Award” shall have the meaning specified in Section 5(b).

SECTION 3. THE COMMITTEE

(a) The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it may deem necessary in its discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) select Award recipients and determine their Target Awards and the extent of their participation and (ii) establish all other terms, conditions (including the Performance Threshold to be utilized), restrictions and limitations applicable to Awards, including, but not limited to, those relating to a Participant’s retirement, death, disability, leave of absence or termination of Employment. The Committee’s right to make any decision or determination under the Plan shall be in its sole and absolute discretion.

(b) The administration of the Plan shall be managed by the Committee. The Committee shall have the power to correct any defect, supply any omission or clarify any inconsistency in the Plan and to take such actions and make such administrative determinations as the Committee deems appropriate in its discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c) The Committee may, with respect to Participants who are not Covered Employees, delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan.

(d) No member of the Committee, nor any officer or director of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or director of the Company acting on their behalf, to the extent permitted by law, shall be entitled to full indemnification, reimbursement and protection by the Company in respect of any such action, determination or interpretation. In the performance of its functions under the Plan, the Committee and any officer or director of the Company acting on their behalf, shall be entitled to rely upon information and advice furnished to them by the Company’s officers, accountants, counsel and any other party that they deem necessary, and no member of the Committee, nor any officer or director of the Company acting on behalf of the Committee, shall be liable for any action taken or not taken in reliance upon any such information or advice.

SECTION 4. ELIGIBLE PARTICIPANTS

All Employees at the level of director and above shall be eligible to participate in the Plan in accordance with any additional eligibility standards established by the Committee. Members of the Board who are not also Employees shall not be eligible to participate in the Plan.

SECTION 5. CALCULATION OF AWARDS

(a) Each Award shall be conditioned on the Company’s achievement of the Performance Threshold established by the Committee with respect to the Performance Measure. The Committee shall establish the Performance Threshold no later than ninety (90) days after the beginning of the applicable Performance Year. The Committee may adjust the Performance Threshold to reflect significant unforeseen events and other factors; provided, however, that the Committee may not make any such adjustment in determining the Award of any Covered Employee if such adjustment would cause compensation awarded pursuant to such Award to cease to be performance-based compensation under Section 162(m) of the Code.

(b) The Committee shall establish a target award level (the “Target Award”) for each Participant no later than ninety (90) days after the beginning of the applicable Performance Year (or, in the case of any Participant who commences employment during a Performance Year, if later, no later than thirty (30) days after such Participant commences employment). The Target Award may be specified as a fixed amount or as a percentage of a Participant’s base salary.

(c) In the event that the Company achieves the Performance Threshold in any Performance Year, each Participant in the Plan shall, subject to Section 5(d), Section 5(e) and Section 6(d), be entitled to receive an Award in an amount equal to two hundred percent (200%) of the Participant’s Target Award for such Performance Year.

(d) The Committee may, in its sole discretion, reduce the amount of any Award granted to any Participant below the Maximum Award based upon one or more of the following factors: (i) financial indicators (e.g. net income, operating expenses), (ii) operational indicators (e.g. service unavailability, generator availability, OSHA recordables), (iii) achievement of specified corporate objectives, (iv) evaluations of the Participant’s individual performance and (v) such other factors as the Committee may determine. The Committee’s exercise of its discretion under this Section 5(d) may result in a Participant being granted no Award.

(e) The maximum Award hereunder for any Participant with respect to any Performance Year shall be $2,400,000 in the case of the Company’s Chief Executive Officer, $1,250,000 in the case of the Company’s Chief Financial Officer, and $1,000,000 in the case of any other Participant; provided, however, that no Participant may receive an Award with respect to any Performance Year in excess of two hundred percent (200%) of such Participant’s Target Award.

SECTION 6. PAYMENT

(a) The Committee shall, prior to any payment under the Plan, certify in writing that the Performance Threshold has been achieved. For purposes of this provision, and so long as Section 162(m) of the Code and the Treasury Regulations thereunder permit, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

(b) Subject to Section 6(c), Awards under the Plan shall be paid in cash as soon as practicable after financial statements for the Performance Year have been prepared and the Committee has certified that the Performance Threshold has been achieved; provided, however, that in no event shall an Award to a Participant for a particular Performance Year be paid earlier than January 1 or later than March 15th of the calendar year following the completion of the Performance Year for which the award is earned.

(c) The Committee may permit a Participant to defer such Participant’s receipt of the Award that would otherwise be due to such Participant. If any such deferral election is permitted, such Award shall be deferred under, and in accordance with the terms of, the Allegheny Energy, Inc. Nonqualified Deferred Compensation Plan; provided, however, that any deferral with respect to any Covered Employee shall comply with the requirements of Sections 162(m) and 409A of the Code and the corresponding Treasury Regulations and related guidance promulgated thereunder.

(d) To participate in the Plan, an eligible Employee must be employed on or before September 1 of the Performance Year and at the time the Awards are paid unless otherwise provided by the Committee.

(e) To be eligible to receive an Award under the Plan, an Employee must be employed in a director level or above position at the end of a Performance Year, subject to such exceptions as may be authorized or approved by the Committee.

SECTION 7. NONTRANSFERABILITY

A Participant’s rights under the Plan, including the right to amounts payable, may not be sold, assigned, pledged, hypothecated or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

SECTION 8. TAX WITHHOLDING

The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan, an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations.

SECTION 9. UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant the right, title or interest in any assets of the Company.

SECTION 10. EXPENSES OF THE PLAN

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries.

SECTION 11. NO RIGHTS TO AWARDS OR CONTINUED EMPLOYMENT

(a) No Employee shall have any claim or right to be granted an Award under the Plan.

(b) There shall be no obligation of uniformity of treatment of Participants under the Plan.

(c) Unless otherwise determined by the Committee, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program.

(d) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The adoption of the Plan shall not confer upon any Employee of the Company or any Subsidiary any right to continued Employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its Employees at any time, free from any claim or liability under the Plan.

SECTION 12. AMENDMENT AND TERMINATION

The Plan may be amended or terminated at any time and from time to time by the Board and the Committee, except that no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m) of the Code. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s consent.

SECTION 13. SEVERABILITY

Each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

SECTION 14. GOVERNING LAW

The Plan shall be construed in accordance with and governed by the laws of the State of New York, other than the conflict of law provisions thereof.

SECTION 15. COMPLETE DOCUMENT

This document is a complete statement of the Plan and as of the effective date supersedes all prior plans, proposals, representations, promises and inducements, written or oral, relating to its subject matter including, without limitation, the Company’s 2002 Annual Incentive Plan. The Company shall not be bound or liable to any person for any representation, promise or inducement made which is not embodied in this document or in any authorized written amendment to the Plan.

SECTION 16. EFFECTIVE DATE

The Plan was originally adopted and effective on March 4, 2004. The Plan was amended and restated effective as of January 1, 2008 to update the Plan for certain changes in applicable law, to incorporate earlier amendments, and to make certain other clarifying changes. Upon the approval and adoption thereof by the Board and the approval of the Company’s stockholders, the Plan shall be amended and restated effective as of January 1, 2009 to make certain clarifying changes.

SECTION 17. COMPLIANCE WITH LAW

The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the short-term deferral rule set forth in the Treasury Regulations under Section 409A of the Code, in order to avoid application of Section 409A of the Code to the Plan. If and to the extent that any payment under the Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, the Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. To the extent that the Plan is subject to 409A of the Code, if any Plan provision would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void.

Please mark your votes as indicated in this example	☒

(A) Your Board recommends a vote “FOR” the listed nominees in Item 1.								(B) Your Board recommends a vote “FOR” Items 2 and 3.
Item 1— Election of the following nominees as directors:
	FOR	WITH HOLD	ABSTAIN		FOR	WITH HOLD	ABSTAIN			FOR	AGAINST	ABSTAIN

01 H. Furlong Baldwin	☐	☐	☐	06 Ted J. Kleisner	☐	☐	☐	Item 2—	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2009.	☐	☐	☐
02 Eleanor Baum	☐	☐	☐	07 Christopher D. Pappas	☐	☐	☐
03 Paul J. Evanson	☐	☐	☐	08 Steven H. Rice	☐	☐	☐
04 Cyrus F. Freidheim, Jr.	☐	☐	☐	09 Gunnar E. Sarsten	☐	☐	☐	Item 3—	Proposal to approve the Allegheny Energy, Inc. Annual Incentive Plan.	☐	☐	☐
05 Julia L. Johnson	☐	☐	☐	10 Michael H. Sutton	☐	☐	☐

(C) Your Board recommends a vote “AGAINST” Item 4.

								Item 4—	Stockholder proposal relating to special stockholder meetings.	☐	☐	☐

Mark Here for Address
(D) Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign below	Change or Comments SEE REVERSE ☐

Signature	Signature	Date
Please sign your name(s) exactly as shown above. Joint owners should each sign.

 FOLD AND DETACH HERE 

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 20, 2009.

INTERNET
http://proxyvoting.com/aye Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2008 are available on our website at www.alleghenyenergy.com/proxymaterials.

42630

800 CABIN HILL DRIVE GREENSBURG, PA 15601

PROXY FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, David M. Feinberg and Daniel M. Dunlap and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York on May 21, 2009 at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. Unless you indicate otherwise, the proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. If no voting specification is made, this proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3 and “AGAINST” Item 4. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

See reverse side for Internet, telephone or mail instructions.

ALLEGHENY ENERGY, INC.
Admission Ticket

2009 Annual Meeting of Stockholders Thursday, May 21, 2009 at 9:30 A.M.	NO ONE ADMITTED WITHOUT A TICKET
New York Marriott Marquis Hotel 1535 Broadway New York, New York	Picture Identification Required

You can now access your account online at http://www.bnymellon.com/shareowner

Get current information on your stockholder account via Investor ServiceDirect® (ISD)

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

If you prefer to contact us by telephone, call 1-800-648-8389.

For technical assistance with your online account, call 1-877-978-7778 between 9 A.M. - 7 P.M. Monday-Friday Eastern Time.

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